Exhibit 10.1

$50,000,000

REVOLVING CREDIT AGREEMENT

dated as of

February 7, 2020,

among

PACIFIC DRILLING S.A.,

as Borrower,

THE LENDERS PARTY HERETO

and

ANGELO, GORDON ENERGY SERVICER, LLC,

as Administrative Agent

i

SCHEDULES

Schedule 1.01	-	Subsidiary Guarantors
Schedule 1.01(L)		Liens Existing on the Closing Date
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08(a)	-	Subsidiaries
Schedule 3.08(b)	-	Unrestricted Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 3.20(c)	-	Collateral Vessels
Schedule 3.23	-	IP Rights
Schedule 4.02(a)	-	Local Counsel

EXHIBITS

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Guarantee Agreement
Exhibit D	-	Form of Note
Exhibit E	-	Form of Certificate of Unrestricted Cash

v

REVOLVING CREDIT AGREEMENT dated as of February 7, 2020 (this “Agreement”), among PACIFIC DRILLING S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg (the “Borrower”), the Lenders (as defined in Article I), and ANGELO, GORDON ENERGY SERVICER, LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

The Borrower has requested that the Lenders extend credit in the form of Loans at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $50,000,000.  The proceeds of the Loans are to be used to finance working capital needs of the Borrower and the Subsidiaries, capital expenditures and to pay fees and expenses hereunder.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01     Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“Acquired Debt” shall mean, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person became a Subsidiary of the Borrower) or expressly assumed in connection with the acquisition of assets from any other such Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided, in each such case, that such Indebtedness is not Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person in connection with, or in contemplation of, the acquisition of assets.

Acquired Debt will be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary of such Person or the date of the acquisition of assets from such Person, as applicable.

“Active Service Period” shall have the meaning assigned to such term in the definition of “Qualified Services Contract”.

“Additional First Lien Notes” shall mean First Lien Notes issued under the First Lien Indenture after the Issue Date and in compliance with Sections 2.14 and 4.09 thereof, it being understood that any First Lien Notes issued in replacement of any Initial First Lien Note shall not be an Additional First Lien Note.

 “Additional Secured Debt Designation” shall mean the written agreement of the First Lien Representative of holders of any series of First Lien Debt or the Junior Lien Representative of holders of any series of Junior Lien Debt, as applicable, as set forth in the indenture, credit agreement or other agreement governing such series of First Lien Debt or series of Junior Lien Debt, for the benefit of (i) all holders of existing and future First Lien Debt, the Collateral Agent and each existing and future holder of First Liens, in the case of each additional series of First Lien Debt and (ii) all holders of each existing and future series of Junior Lien Debt, the applicable Junior Lien Collateral Agent and each existing and future holder of Junior Liens, in the case of each series of Junior Lien Debt:

(1) in the case of any additional series of First Lien Debt, that all such First Lien Obligations will be and are secured equally and ratably by all First Liens at any time granted by the Borrower or any Guarantor to secure any Obligations in respect of such series of First Lien Debt, whether or not upon property otherwise constituting collateral for such series of First Lien Debt, and that all such First Liens will be enforceable by the Collateral Agent for the benefit of all holders of First Lien Obligations, equally and ratably;

(2) in the case of any additional series of Junior Lien Debt, that all such Junior Lien Obligations will be and are secured equally and ratably by all Junior Liens at any time granted by the Borrower or any Guarantor to secure any Obligations in respect of such series of Junior Lien Debt, whether or not upon property otherwise constituting collateral for such series of Junior Lien Debt, and that all such Junior Liens will be enforceable by the Junior Lien Collateral Agent for the benefit of all holders of Junior Lien Obligations, equally and ratably;

(3) that such First Lien Representative or Junior Lien Representative, as applicable, and the holders of Obligations in respect of such series of First Lien Debt or series of Junior Lien Debt, as applicable, are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of First Liens and Junior Liens and the order of application of proceeds from the enforcement of First Liens and Junior Liens; and

(4) appointing the Collateral Agent or the Junior Lien Collateral Agent, as applicable, and consenting to the terms of the Intercreditor Agreement and, in the case of any additional series of First Lien Debt, the Collateral Agency Agreement, and the performance by the Collateral Agent or the Junior Lien Collateral Agent, as applicable, of, and directing the Collateral Agent or the Junior Lien Collateral Agent, as applicable, to perform, its obligations under the Collateral Agency Agreement (if applicable) and any other applicable security documents and the Intercreditor Agreement, together with all such powers as are reasonably incidental thereto.

“Adjusted LIBO Rate” shall mean, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.0%) equal to the product of (a) the then effective LIBO Rate and (b) the Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fee” shall have the meaning assigned to such term in the Administrative Agent Fee Letter.

“Administrative Agent Fee Letter” shall mean that certain Fee Letter among the Borrower and the Administrative Agent dated as of February 7, 2020.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.05(a).

“Agent Parties” shall have the meaning assigned to such term in Section 9.01(d).

“Agents” shall have the meaning assigned to such term in Section 8.01.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of all of the Lenders’ Revolving Credit Exposures.

“Agreement” shall have the meaning assigned to such term in the introductory statement hereto.

“Alternate Base Rate” shall mean, for any day (or, if such day is not a Business Day, the immediately preceding Business Day), a rate per annum equal to the greatest of (a) 1.5%, (b) the Prime Rate in effect on such day and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% per annum.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations or offers in accordance with the terms of the respective definitions thereof, the Alternate Base Rate shall be determined without regard to clause (a) or (b) of the preceding sentence, as applicable, until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Commitment Percentage” shall mean, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Percentage” shall mean, for any day, 7.50% per annum.

“Approved Firm” shall mean any of (a) Clarkson Valuations Limited, (b) Fearnley Offshore Supply Pte. Ltd., (c) Bassoe Offshore, (d) any successor or affiliated company to those listed in (a) – (c), and (e) any other similarly qualified, independent ship broker that is not an Affiliate of the Borrower and is mutually agreed upon by the Borrower and the Administrative Agent.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean:

(1) any sale, transfer, lease, conveyance or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Borrower or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction;

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, other than directors’ qualifying shares and/or other Equity Interests that are required to be held by any Persons other than the Borrower or another Restricted Subsidiary under applicable law or regulation (including local content regulations or requirements), whether in a single transaction or a series of related transactions; and

(3) an Involuntary Transfer.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale under clause (1) or (2) above:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million (and the sale of such assets generates Net Proceeds of less than $10.0 million);

(2) a transfer of Equity Interests or other assets between or among the Borrower and the Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary;

(4) the sale, transfer, lease or other disposition of products, services or any charter, pool agreement, drilling contract or lease of a Vessel and any related assets in the ordinary course of business and any sale or conveyance or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) sales of assets to any customer purchased on behalf of or at the request of such customer in the ordinary course of business;

(6) the sale or other disposition of cash or Cash Equivalents, hedging contracts or other financial instruments;

(7) licenses and sublicenses by the Borrower or any of the Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(8) a Restricted Payment that does not violate Section 6.01 or a Permitted Investment;

(9) the creation or perfection of any Lien permitted under this Agreement, and any disposition of assets constituting Collateral resulting from foreclosure under any such Lien by the Collateral Agent, or any disposition of assets not constituting Collateral resulting from foreclosure under any such Lien;

(10) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims; and

(11) any surrender, forfeiture or similar disposition of assets by PDVIII or PDSI in connection with the Zonda Arbitration.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.03), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Assignments” shall mean, collectively, each Insurance Assignment and each Earnings Assignment.

“Attributable Indebtedness”  in respect of a Sale and Lease-Back Transaction means, at the time any determination is to be made, the present value (discounted according to GAAP at the cost of indebtedness implied in the lease; provided that if such discount rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate borne by the First Lien Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Availability Period” shall mean the period from and including the Closing Date to but excluding the Maturity Date.

“Availability Termination Date” shall mean the date determined pursuant to Section 2.19.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (d) the successors and permitted assigns of each of the foregoing

“Benchmark Replacement” shall mean the sum of:  (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities at such time and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.5%, the Benchmark Replacement will be deemed to be 1.5% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a)        in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or

(b)        in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(a)        a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(b)        a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(c)        a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate or a Relevant Governmental Body announcing that the LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority

Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.08 and (b) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 3.03.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Owns” and “Beneficially Owned” shall have corresponding meanings.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01(d).

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Builder Basket Start Date” shall have the meaning assigned to such term in Section 6.01(a).

“Business Day” shall mean any day other than (a) a Saturday, Sunday or day on which banks in New York, New York, Houston, Texas or the Grand Duchy of Luxembourg are authorized or required by law to close; or (b) any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Calculation Principles” shall mean, with respect to calculations under this Agreement for any period, the following principles:

(1) if the Borrower or any of the Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding on the date a determination under this Agreement to which the Calculation Principles apply is to be made, or if the transaction giving rise to the need to make such determination is an Incurrence of Indebtedness, or both (in each case other than working capital borrowings under a revolving credit facility), Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Borrower or any of the Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period that is no longer outstanding on such date of determination, or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment has been terminated) on the date of the transaction giving rise to the occasion to apply the Calculation Principles, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such repayment, repurchase, defeasance or discharge had occurred on the first day of such period;

(3) if, since the beginning of such period, the Borrower or any Restricted Subsidiary shall have made any Asset Sale, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets that are the subject of such Asset Sale for such period, or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for such period;

(4) if, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) above or (7) or (8) below if made by the Borrower or a Restricted Subsidiary during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period;

(5) if, since the beginning of such period, any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted Subsidiary, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated as if such event had occurred on the first day of such period;

(6) Consolidated Cash Flow and Consolidated Interest Expense of discontinued operations recorded on or after the date such operations are classified as discontinued in accordance with GAAP shall be excluded;

(7) if, since the beginning of such period, the Borrower or any Restricted Subsidiary shall have (i) by merger or otherwise, made an Investment in any Restricted Subsidiary (or any Person becomes a Restricted Subsidiary or is merged with or into the Borrower or a Restricted Subsidiary), or (ii) acquired assets constituting all or substantially all of an operating unit of a business or a Qualified Vessel, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto, as determined in good faith by a Financial Officer of the Borrower (including, without limitation, the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(8) if the Borrower or any Restricted Subsidiary shall have entered into an agreement to acquire a Qualified Vessel that is scheduled for delivery no later than the date that is one year from the time of calculation, then Consolidated Cash Flow and Consolidated Interest Expense for such period may, at the Borrower’s election, be calculated giving pro forma effect to the delivery of such Qualified Vessel as of the first day of such period.

Any pro forma calculations giving effect to the acquisition of a Qualified Vessel or to a committed construction contract with respect to a Qualified Vessel shall be made as follows:

(a) the amount of Consolidated Cash Flow attributable to such Qualified Vessel shall be calculated in good faith by a Financial Officer of the Borrower;

(b) in the case of Consolidated Cash Flow under a Qualified Services Contract, the Consolidated Cash Flow shall be based on revenues actually earned pursuant to the Qualified Services Contract relating to such Qualified Vessel or Qualified Vessels, and shall take into account, where applicable, only actual expenses Incurred without duplication in any measurement period;

(c) the amount of Consolidated Cash Flow shall be the lesser of the Consolidated Cash Flow derived on a pro forma basis from revenues for (i) the first full year of the Qualified Services Contract and (ii) the average of the Consolidated Cash Flow of each year of such Qualified Services Contract for the term of the Qualified Services Contract; and

(d) with respect to any expenses attributable to an Qualified Vessel, if the actual expenses differ from the estimate, the actual amount shall be used in such calculation.

“Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP as in effect on the Issue Date, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of the Issue Date be considered a capital lease, regardless of any change in GAAP following the Issue Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as a capital lease.

“Capital Stock” shall mean (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such securities include any right of participation with Capital Stock.

“Cash Equivalents” shall mean

(1) securities issued or directly and fully guaranteed or insured by the government of the United States or any other country whose sovereign debt has a rating of at least A3 from Moody’s and at least A- from S&P or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition;

(2) certificates of deposit, demand deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $500 million (or the equivalent thereof in any other currency or currency unit);

(3) marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings or investments, and, in each case, maturing within one year after the date of acquisition;

(6) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (1) through (5) of this definition; and

(7) in the case of the Borrower or any Subsidiary of the Borrower organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Person is organized or has its principal place of business or conducts business which are similar to the items specified in clauses (1) through (6) of this definition.

“Cash Management Arrangement” shall mean, with respect to any Person, any obligations of such person in respect of treasury management arrangements including any of the following products, services or facilities:  (a) demand deposit or operating account relationships or other cash management services including, without limitation, any services provided in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse fund transfer services, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, automated clearinghouse transactions, return items, overdrafts, interstate depository network services, lockbox and stop payment services; and (b) treasury management line of credit, commercial credit card, merchant card services, purchase or debit cards, including, without limitation, stored value cards and non-card e-payables services.

“Cash Management Obligations” shall mean obligations with respect to any Cash Management Arrangement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, regulations or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, regulations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean the occurrence of any of the following:

(1) the direct or indirect sale, lease (other than pursuant to any Drilling Contract entered into in the ordinary course of business), transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and the Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder;

(2) the Borrower is liquidated or dissolved, or a plan relating to the liquidation or dissolution of the Borrower is adopted; or

(3) the consummation of any transaction or any series of transactions (including, without limitation, any merger, consolidation or other business combination), the result of which is that any Person (including any “person” (as defined above)), other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares.

“Charges” shall have the meaning assigned to such term in Section 9.08.

“Closing Date” shall mean February 7, 2020.

“Closing Fee” shall have the meaning assigned to such term in the Administrative Agent Fee Letter.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all rights, assets and properties, whether owned on the Closing Date or thereafter acquired, upon which a Lien is granted or purported to be granted under any Collateral Document.  Collateral for the Loan Document Obligations shall not include Superpriority Excluded Property and Collateral for any other First Lien Debt shall not include Excluded Property (as defined in the First Lien Indenture).

“Collateral Agency Agreement” shall mean the collateral agency agreement, dated the date hereof, by and among the Borrower, the Collateral Grantors, Guarantors and representatives from time to time party thereto.

“Collateral Agent” shall mean Wilmington Trust, National Association, in its capacity as collateral agent under the Collateral Documents, and any successor thereto.

“Collateral Agent Fee Letter” shall have the meaning in the Collateral Agency Agreement.

“Collateral Agent Fees” shall mean fees due to the Collateral Agent under the Collateral Agent Fee Letter.

“Collateral Documents” shall mean, collectively, each Assignment, Mortgage, Pledge Agreement and Security Agreement, the Intercreditor Agreement, the Collateral Agency Agreement, any future collateral agency or intercreditor agreement, control agreements and each other instrument creating a Lien or Liens in favor of the Collateral Agent as required by the First Lien Documents or the Intercreditor Agreement, in each case, as the same may be in effect from time to time.

“Collateral Grantor” shall mean the Borrower and each Guarantor.

“Collateral Vessels” shall mean, collectively, the Liberian flag (or other applicable future flag) vessels the Pacific Bora, the Pacific Mistral, the Pacific Scirocco, the Pacific Santa Ana, the Pacific Sharav, the Pacific Khamsin, the Pacific Meltem and any additional Vessels acquired or owned by the Borrower or any of its Restricted Subsidiaries after the Issue Date.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.03.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Communications” shall have the meaning assigned to such term in Section 9.01(d).

“Consolidated Cash Flow” shall mean, with respect to any period, the Consolidated Net Income of the Borrower for such period plus, without duplication:

(1) provision for taxes based on income or profits of the Borrower and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Consolidated Interest Expense of the Borrower and the Restricted Subsidiaries for such period to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Cash Flow of the Borrower and its Restricted Subsidiaries for the Borrower’s most recently completed four quarter period for which internal financial statements are available to (ii) Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such period, subject to the Calculation Principles.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to interest rate Hedging Obligations, but excluding:

(a) amortization of debt issuance costs; and

(b) any nonrecurring charges relating to any premium or penalty paid, write-off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Indebtedness prior to its Stated Maturity, to the extent that any of such nonrecurring charges constitute interest expense;

(2) the consolidated interest expense of such Person and any Restricted Subsidiaries that was capitalized during such period; and

(3) all dividends, whether paid or accrued and whether or not in cash, in respect of any Preferred Stock of any Restricted Subsidiary or any Disqualified Stock of the Borrower or any Restricted Subsidiary, other than (x) dividends payable solely in Equity Interests (other than Disqualified Stock) and (y) dividends payable to the Borrower or any Restricted Subsidiary.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the specified Person during such period;

(2) solely for the purpose of determining the amount available for Restricted Payments under clause (iv)(D)(1) of Section 6.01(a), the Net Income (but not loss) of any Restricted Subsidiary of such Person (other than a Restricted Subsidiary that is a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any applicable agreement, instrument, judgment, decree, order, statute, rule or governmental regulation; provided that if Net Income is excluded by operation of this provision with respect to a period because of restrictions on dividends or distributions applicable during such period that cease to apply in a subsequent period, such restrictions shall be deemed not to have applied during the initial period for subsequent calculations under this definition;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) non-cash gains and losses due solely to fluctuations in currency values will be excluded;

(5) in the case of a successor to the referenced Person by consolidation or merger or as a transferee of the referenced Person’s assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets will be excluded;

(6) the effects resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date will be excluded;

(7) any unrealized gain (or loss) in respect of Hedging Obligations will be excluded;

(8) non-cash charges or expenses with respect to the grant of stock options, restricted stock or other equity compensation awards will be excluded; and

(9) any gains resulting from settlement of, or awards received in connection with, the Zonda Arbitration will be excluded.

“Consolidated Total Indebtedness” shall mean, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1) the total amount of Indebtedness (other than Hedging Obligations) of such Person and its Restricted Subsidiaries, plus

(2) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of the Restricted Subsidiaries of such Person,

in each case, determined on a consolidated basis in accordance with GAAP.

“Controlled Account” shall mean each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent.

“Covered Entity” means any of the following:

(1) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(2) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(3) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean one or more debt facilities, commercial paper facilities, loan agreements, indentures or agreements of the Borrower or any Restricted Subsidiary with banks, other institutional lenders, commercial finance companies or other lenders or investors providing for revolving credit loans, term loans, bonds, debentures or letters of credit, pursuant to agreements or indentures, in each case, as amended, restated, modified, renewed, refunded, replaced, increased or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder, changing or replacing agent banks and lenders thereunder or adding, removing or reclassifying Subsidiaries of the Borrower as borrowers or guarantors thereunder).

“Customer” shall mean and includes, the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of one or more conditions precedent to funding set forth in Article IV (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) not having been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on a condition precedent to funding set forth in Article IV (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) which cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity or (e) becomes the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable (in each case other than in exchange for or conversion into Capital Stock that is not Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the First Lien Notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.01.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean, with respect to any monetary amount in a currency other than U.S. dollars, at any time of determination thereof, the amount of U.S. dollars obtained by converting such other currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with such other currency as published in the “Currency Rates” section of the Financial Times entitled “Currencies, Bonds & Interest Rates” (or, if the Financial Times is no longer published, or if such information is no longer available in the Financial Times,  such source as may be selected in good faith by the Borrower) on the date of such determination.  Except as expressly provided otherwise, whenever it is necessary to determine whether the Borrower or any of its Restricted Subsidiaries has complied with any covenant or other provision in this Agreement or if there has occurred an Event of Default and an amount is expressed in a currency other than Dollars, such amount will be treated as the Dollar Equivalent determined as of the date such amount is initially determined in such non-Dollar currency.

“Drilling Contract” shall mean any charterparty, pool agreement or drilling contract in respect of any Collateral Vessel or other contract for use of any Collateral Vessel.

“Early Opt-in Election” means the occurrence of:

(a)        a determination by the Administrative Agent that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.08 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(b)        the election by the Administrative Agent to declare that an Early Opt-in Election has occurred and the provision by the Administrative Agent of written notice of such election to the Borrower and the Lenders of written notice of such election to the Administrative Agent.

“Earnings” shall mean, with respect to any Collateral Vessel, (i) all freight, hire and passage moneys payable to the Borrower or any of its Subsidiaries as a consequence of the operation of such Collateral Vessel, including, without limitation, payments under any Drilling Contract in respect of such Collateral Vessel, (ii) any claim under any guarantee in respect of any Drilling Contract or otherwise related to freight, hire or passage moneys, in each case payable to the Borrower or any of its Subsidiaries as a consequence of the operation of such Collateral Vessel; (iii) compensation payable to the Borrower or any of its Subsidiaries in the event of any requisition of such Collateral Vessel; (iv) remuneration for salvage, towage and other services performed by such Collateral Vessel and payable to the Borrower or any of its Subsidiaries; (v) demurrage and retention money receivable by the Borrower or any of its Subsidiaries in relation to such Collateral Vessel; (vi) all moneys that are at any time payable under insurance in respect of loss of Earnings with respect to such Collateral Vessel; (vii) if and whenever such Collateral Vessel is employed on terms whereby any moneys falling within items (i) through (vi) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement that is attributable to such Collateral Vessel; and (viii) other money whatsoever due or to become due to any of the Borrower or any of its Subsidiaries in relation to such Collateral Vessel.

“Earnings Account” shall mean, with respect to any Collateral Vessel, an interest bearing account into which all Earnings derived from any Drilling Contract with respect to such Collateral Vessel (other than Earnings payable to a Local Content Subsidiary) shall be deposited or forwarded that is subject to an account control agreement, except to the extent prohibited by applicable law.

“Earnings Assignments” shall mean, collectively, the assignments of Earnings in favor of the Collateral Agent given by the Collateral Grantors in respect of all Earnings derived from a Collateral Vessel and its operations, as the same may be amended, restated, supplemented or modified from time to time.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Availability Period” shall mean the period from and including the Closing Date to but excluding the Availability Termination Date.

“Eligible Accounts Receivable” shall mean each Receivable of the Borrower and its Restricted Subsidiaries arising in the ordinary course of business.  A Receivable shall not be deemed eligible unless such Receivable is subject to a perfected security interest in favor of the Administrative Agent and no other Lien (other than Permitted Liens), and is evidenced by an invoice or other documentary evidence satisfactory to the Administrative Agent.  In addition, no Receivable shall be an Eligible Receivable if:

(a)        it arises out of a sale made by any Loan Party to an Affiliate of any Loan Party or to a Person controlled by an Affiliate of any Loan Party;

(b)        it is due or unpaid more than ninety (90) days after the original due date;

(c)        for the period beginning on the Closing Date and ending on the day prior to the first anniversary thereof, such Receivable is in excess of sixty percent (60%) of the aggregate Receivables from any Customer, and for any period thereafter, such Receivable is in excess of thirty percent (30%) of the aggregate Receivables from any Customer, but in each case, ineligibility shall be limited to the extent of such excess;

(d)        Receivables from Customers that do not have, or their parents do not have, an investment grade rating may not exceed fifteen (15%) of Eligible Accounts Receivable, but in each case, ineligibility shall be limited to the extent of such excess;

(e)        any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(f)        such Receivable is owed by an insolvent or bankrupt Customer or a Customer who has ceased operation;

(g)        the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Loan Party assigns its right to payment of such Receivable to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(h)        Receivables from Customers that are non-U.S. States, any state or any department, agency or instrumentality of any of them that do not have an investment grade rating may not exceed fifteen percent (15%) of Eligible Accounts Receivable, but in each case, ineligibility shall be limited to the extent of such excess;

(i)         the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Loan Party and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(j)         the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Loan Party or the Receivable is contingent in any respect or for any reason;

(k)        the applicable Loan Party has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(l)         any return, rejection or repossession of assets purchased on behalf of or at the request of such Customer in the ordinary course of business the subject of such Receivable has occurred or the rendition of services has been disputed;

(m)       such Receivable is not payable to a Loan Party;

(n)        for the period beginning on the Closing Date and ending on the day prior to the first anniversary thereof, such Receivable is owed by a Customer that has more than forty percent (40%) of its aggregate Receivables which are not eligible pursuant to clause (c) above and for any period thereafter, such Receivable is owed by a Customer that has more than seventy percent (70%) of its aggregate Receivables which are not eligible pursuant to clause (c);

(o)        greater than twenty percent (20%) of such Receivable is payable in any currency other than Dollars, but in each case, ineligibility shall be limited to the extent of such excess;

(p)        such Receivable represents a progress billing which is contingent upon a Loan Party’s completion of any further performance or which is related to payments of interest; or

(q)        an invoice for such Receivables has not yet been sent to the applicable Customer.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 9.03(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.03(b)(iii)).

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, treaties, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions or requirements, including all common law, relating to pollution or the protection of health, safety or the environment, including the Release of, or exposure to, any toxic or hazardous materials or wastes, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, indemnities, expenses and costs (including administrative oversight costs, natural resource damages, trust fund reimbursements, costs of medical monitoring, remediation costs and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, arising out of or relating to (a) compliance or non‑compliance with any Environmental Law, (b) the generation, use, handling, distribution, recycling, transportation, storage, treatment or disposal (or the arrangement for such activities) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement, or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security or loan that is convertible into, or exchangeable for, Capital Stock).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.  For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Affiliate” includes any person who was, as to the time of such past event or period of time, an “ERISA Affiliate” within the meaning of the preceding sentence.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure of any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or the administrator of any Plan or Multiemployer Plan of any notice relating to the intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or, in endangered or critical status, within the meaning of Section 305 of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary of the Borrower could otherwise be liable or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary of the Borrower.

“Escrow Release Date” shall mean November 19, 2018.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Fair Market Value” shall mean the value that would be paid by an informed and willing buyer to an unaffiliated, informed and willing seller in a transaction not involving distress or necessity of either party, as determined in good faith and certified by an officer of the Borrower, or, with respect to such values in excess of $10 million, the Board of Directors of the Borrower (unless otherwise provided in this Agreement).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) as quoted to the Administrative Agent by three (3) federal funds brokers of recognized standing selected by it in good faith; provided further that the Federal Funds Effective Rate, if negative, shall be deemed to be 0.00% for all purposes.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fees” shall mean the Closing Fee, the Commitment Fees, the Administrative Agent Fee, and the Collateral Agent Fees.

“Financial Officer” shall mean, with respect to any Person, the chief executive officer, chief financial officer, chief accounting officer or treasurer of such Person.

“First Lien” shall mean a Lien granted by the Borrower or any other Guarantor in favor of the Collateral Agent and the Collateral Agent (as defined therein) under the First Lien Notes, at any time, upon any property of the Borrower or such other Guarantor to secure First Lien Obligations.

“First Lien Cash Management Obligations” shall mean Cash Management Obligations owed to any provider or arranger of, or agent with respect to, any First Lien Debt to the extent secured by First Liens.

“First Lien Debt” shall mean (a) the First Lien Notes issued on the Issue Date pursuant to the First Lien Indenture and the related Guarantees thereof, (b) the Indebtedness under the Loan Documents and (c) any other Indebtedness secured by a Lien on Collateral that is pari passu with the Liens securing the First Lien Notes and that is permitted to be incurred and so secured under this Agreement and the First Lien Indenture (including any Additional First Lien Notes); provided that:

(1)        any such Indebtedness (other than Indebtedness under the Loan Documents) does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to the maturity date of the First Lien Notes,

(2)        on or prior to the date of incurrence of such Indebtedness by the Borrower or any Guarantor, such Indebtedness (other than the First Lien Notes (including any Additional First Lien Notes)) is designated by the Borrower, in an Officers’ Certificate delivered to each First Lien Representative and the Collateral Agent, as “First Lien Debt” for the purposes of the First Lien Documents,

(3)        a First Lien Representative is designated with respect to such Indebtedness (other than the First Lien Notes (including any Additional First Lien Notes)) and executes and delivers to the Collateral Agent (i) an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness and (ii) a joinder to the Collateral Agency Agreement on behalf of itself and all holders of such Indebtedness,

(4)        such Indebtedness is pari passu in right of payment with the First Lien Notes and does not have any senior or junior rights related to the First Lien Notes with respect to the application of proceeds from Collateral (other than any DIP Financing (as defined in the Intercreditor Agreement) that is permitted by the Intercreditor Agreement and other than any Indebtedness under this Agreement),

(5)        such Indebtedness shall not be an obligation of any person other than the Borrower or any Guarantor, and

(6)        such Indebtedness shall not be secured by any assets other than assets that constitute Collateral for the First Lien Notes; provided that Indebtedness under this Agreement may be secured by Liens on any assets that do not constitute Superpriority Excluded Property.

“First Lien Documents” shall mean the First Lien Note Documents, the Loan Documents and any additional indenture, credit agreement or other agreement pursuant to which any other First Lien Debt is incurred and secured in accordance with the terms of each applicable First Lien Document and the Collateral Documents related thereto.

“First Lien Hedging Obligations” shall mean Hedging Obligations owed to any provider or arranger of, or agent with respect to, any First Lien Debt to the extent secured by First Liens.

“First Lien Indenture” shall mean the indenture, dated as of the Issue Date, by and between the Borrower, as issuer, and Wilmington Trust, National Association, as trustee and collateral agent, governing the First Lien Notes, as amended, restated, supplemented or otherwise modified from time to time.

“First Lien Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) the aggregate amount of Consolidated Total Indebtedness that is First Lien Debt as of the end of the Borrower’s most recently completed four quarter period for which internal financial statements are available to (ii) Consolidated Cash Flow of the Borrower and its Restricted Subsidiaries for such four quarter period, subject to the Calculation Principles.

“First Lien Note Documents” shall mean the First Lien Indenture, the First Lien Notes, the Collateral Documents, the Guarantees and any agreement, instrument or other document evidencing or governing any First Lien Notes Obligations.

“First Lien Notes”  shall mean the 8.375% First Lien Notes due 2023 issued pursuant to the First Lien Indenture.

“First Lien Notes Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower or any Guarantor arising under the First Lien Indenture, the First Lien Notes, the Guarantees or the Collateral Documents (including all principal, premium, interest, penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“First Lien Obligations” shall mean all First Lien Debt and all other Obligations in respect thereof (including First Lien Hedging Obligations and First Lien Cash Management Obligations).

“First Lien Representative” shall mean (1) in the case of the First Lien Notes, the Trustee, (2) in the case of this Agreement, Angelo, Gordon Energy Servicer, LLC, or (3) in the case of any other series of First Lien Debt, the trustee, agent or representative of the holders of such series of First Lien Debt who (A) is appointed as a First Lien Representative of such series of First Lien Debt (for purposes related to the administration of the applicable Collateral Documents) pursuant to the indenture, credit agreement or other agreement governing such series of First Lien Debt, together with its successors in such capacity, and (B) has executed and delivered an Additional Secured Debt Designation and a joinder to the Collateral Agency Agreement.

“Foreign Subsidiary” shall mean, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean generally accepted accounting principles set forth in the Accounting Standards Codification of the Financial Accounting Standards Board (or successor codifications, opinions, pronouncements or statements thereto) in the United States, which are in effect from time to time.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, self-regulatory organization, including but not limited to the Financial Industry Regulatory Authority, Inc., court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning assigned to such term in Section 9.03(h).

“guarantee” of or by any Person shall mean a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” shall mean the guarantee of the Loan Document Obligations by any Guarantor.  For the avoidance of doubt, PDVIII and PDSI shall not constitute Guarantors providing a Guarantee prior to the Zonda Release Date.

“Guarantee Agreement” shall mean the Guarantee Agreement, substantially in the form of Exhibit C, among the Borrower, the Subsidiaries or other Affiliates party thereto and the Administrative Agent.  For the avoidance of doubt, PDVIII and PDSI shall not constitute Guarantors required to execute the Guarantee Agreement prior to the Zonda Release Date.

“Guarantor” shall mean each Person that provides a Guarantee, together with its successors and assigns, until the Guarantee of such Person has been released in accordance with the provisions of the Guarantee Agreement.

“Hazardous Materials” shall mean (a) any petroleum products, byproducts, additives or fractions and all other hydrocarbons, coal ash, radon gas, asbestos or asbestos-containing material, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under:

(1)        interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against, or manage exposure to, fluctuations in interest rates, or to otherwise reduce the cost of borrowing of such Person or any of such Restricted Subsidiaries, with respect to Indebtedness Incurred;

(2)        foreign exchange contracts and currency protection agreements designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against, or manage exposure to, fluctuations in currency exchanges rates;

(3)        any commodity futures contract, commodity swap, commodity option, commodity forward sale or other similar agreement or arrangement designed to protect against, or manage exposure to, fluctuations in the price of commodities used by that Person or any of its Restricted Subsidiaries at the time; and

(4)        other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against, or manage exposure to, fluctuations in interest rates, commodity prices or currency exchange rates.

“Immaterial Junior Debt” shall mean Consolidated Total Indebtedness of the Borrower or any Guarantor (in one or more issuances or tranches) with an aggregate outstanding amount (prior to any proposed repayment thereof on the applicable date of determination, and excluding any intercompany Indebtedness between or among the Borrower and any Guarantors) of no more than $50.0 million that is contractually subordinated in right of payment to the First Lien Notes and the Indebtedness under the Loan Documents (or any guarantee thereof) or that is unsecured or secured on a junior lien basis to the First Lien Notes and the Indebtedness under the Loan Documents (or any guarantee thereof).

“Immaterial Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary that (1) has total assets with a Fair Market Value that (when combined with the assets of such Restricted Subsidiary’s Restricted Subsidiaries and after intercompany eliminations), as of the date of any financial statements delivered pursuant to Section 5.04, were less than 2.0%, with respect to such Restricted Subsidiary individually, and less than 5.0%, in the aggregate for such Restricted Subsidiary and all other Immaterial Subsidiaries (calculated on the same basis), of the consolidated total assets of the Borrower and the Restricted Subsidiaries at such date, determined in accordance with GAAP, (2) generates gross revenues (excluding intercompany revenue) that (when combined with the gross revenues (excluding intercompany revenue) of such Restricted Subsidiary’s Restricted Subsidiaries), for the most recent four fiscal quarter period ending prior to the date on which any financial statements are delivered pursuant to Section 5.04, were less than 2.0%, with respect to any such Restricted Subsidiary individually, and less than 5.0%, in the aggregate for such Restricted Subsidiary and all other Immaterial Subsidiaries (calculated on the same basis), of the consolidated gross revenues (excluding intercompany revenue) of the Borrower and the Restricted Subsidiaries for such period, determined in accordance with GAAP, (3) does not own any interest in any Collateral Vessel or any Subsidiary that owns a Collateral Vessel, (4) other than a Local Content Subsidiary, is not party to any Drilling Contract in respect of a Collateral Vessel or entitled to receive Earnings thereunder and (5) does not guarantee or otherwise directly or indirectly provide credit support for any Consolidated Total Indebtedness of the Borrower or any Guarantor.

“Incur” shall have the meaning assigned to such term in Section 6.03(a).  The terms “Incurrence,” “Incurred” and “Incurring” shall have correlative meanings.

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables (or intercompany reimbursement obligations in respect thereof) in the ordinary course of business), whether or not contingent:

(1)        in respect of borrowed money;

(2)        evidenced by bonds, notes, debentures or similar instruments;

(3)        representing reimbursement obligations in respect of letters of credit, bankers’ acceptances or other similar instruments, other than such reimbursement obligations that relate to trade payables or other obligations that are not themselves Indebtedness, in each case, that were entered into in the ordinary course of business of such Person to the extent such reimbursement obligations are satisfied within 10 Business Days following payment on the letter of credit, bankers’ acceptance or similar instrument;

(4)        representing Capital Lease Obligations of such Person;

(5)        representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6)        representing Hedging Obligations of such Person; or

(7)        representing Attributable Indebtedness of such Person in respect of Sale and Lease-Back Transactions;

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and Attributable Indebtedness) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.04(b).

“Initial Commitments” shall mean the Commitments made available to the Borrower pursuant to Section 2.01 on the Closing Date, as the same may be (a) reduced from time to time pursuant to Section 2.09 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.03.  The aggregate amount of the Initial Commitments as of the Closing Date is $50,000,000.

“Initial First Lien Notes” shall mean the First Lien Notes issued on the Issue Date.

“Information” shall have the meaning assigned to such term in Section 9.13.

“Insurance Assignments” shall mean, collectively, the assignments of insurance proceeds in favor of the Collateral Agent given by the Collateral Grantors respecting all hull and machinery and loss of hire insurance covering each Collateral Vessel or its operations, as the same may be amended, restated, supplemented or modified from time to time.

“Insurances” shall have the meaning assigned to such term in Section 5.02(b).

“Insurers” shall have the meaning assigned to such term in Section 5.02(b).

“Intercompany Subordination Agreement” shall mean the intercompany subordination agreement dated as of February 7, 2020 among the Guarantors as the same may be amended, restated, amended and restated or otherwise modified from time to time.

“Intercompany Transfers” shall have the meaning assigned to such term in Section 6.02(a).

“Intercreditor Agreement” shall mean (i) the Intercreditor Agreement among the Collateral Agent, the Junior Lien Collateral Agent, the Borrower, each other Collateral Grantor and the other parties from time to time party thereto, entered into on the Escrow Release Date as it may be amended, restated, supplemented or otherwise modified from time to time and (ii) any replacement thereof that contains terms not less favorable to the holders of First Lien Debt and the Administrative Agent than the Intercreditor Agreement referred to in clause (i).

“Interest Payment Date” shall mean the last Business Day of each March, June, September and December.

“Internal Charterer” shall mean any direct or indirect Subsidiary of the Borrower (other than a Local Content Subsidiary) that is not the owner of the relevant Collateral Vessel and that is party to any Drilling Contract in respect of a Collateral Vessel and entitled to receive Earnings thereunder.

“Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, and excluding extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If the Borrower or any of the Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 6.01.  The acquisition by the Borrower or any of its Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person that is not a Subsidiary of such Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 6.01.  Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Involuntary Transfer” shall mean, with respect to any property or asset of the Borrower or any Restricted Subsidiary, (a) any damage to such property or asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss, (b) the confiscation, condemnation, requisition, appropriation or similar taking of such property or asset by any government or instrumentality or agency thereof, including by deed in lieu of condemnation, or (c) foreclosure or other enforcement of a Lien or the exercise by a holder of a Lien of any rights with respect to it.

“IP Rights” shall have the meaning assigned to such term in Section 3.23.

“Issue Date” shall mean September 26, 2018.

“Junior Lien” shall mean a Lien granted by the Borrower or any other Guarantor, at any time, upon any property of the Borrower or such other Guarantor to secure Junior Lien Obligations.

“Junior Lien Collateral Agent” shall mean the collateral agent or agents or other representative of lenders or holders of Junior Lien Obligations designated pursuant to the terms of the Junior Lien Documents and the Intercreditor Agreement, in each case, together with its successors and assigns.

“Junior Lien Debt” shall mean (a) the Second Lien PIK Notes and (b) any other Indebtedness secured by a Junior Lien that is permitted to be incurred and so secured under this Agreement; provided that:

(1)        such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to the date that is 91 days after the maturity date of the First Lien Notes;

(2)        on or before the date on which such Indebtedness is incurred by the Borrower or any Guarantor, the Borrower shall deliver to each First Lien Representative and Junior Lien Representative complete copies of each applicable Junior Lien Document (which shall provide that each secured party with respect to such Indebtedness shall be subject to and bound by the Intercreditor Agreement), along with an Officers’ Certificate identifying the obligations constituting Junior Lien Obligations;

(3)        on or before the date on which any such Indebtedness is incurred by the Borrower or any Guarantor, such Indebtedness is designated by the Borrower, in an Officers’ Certificate delivered to each Junior Lien Representative and Junior Lien Collateral Agent as “Junior Lien Debt,” and such Officers’ Certificate also certifies that such Indebtedness is permitted and with respect to any other requirements set forth in the Intercreditor Agreement;

(4)        a Junior Lien Representative is designated with respect to such Indebtedness and executes and delivers an Additional Secured Debt Designation on behalf of itself and all holders of such Indebtedness;

(5)        such Indebtedness shall not be an obligation of any person other than the Borrower or any Guarantor;

(6)        such Indebtedness is not secured by a Lien on any collateral other than collateral securing First Lien Obligations;

(7)        such Indebtedness does not provide for “cross-default” (as opposed to “cross-acceleration”) provisions to the First Lien Obligations; and

(8)        the definitive documents for such Indebtedness do not have any term, covenant or default or event of default provisions that are more restrictive than the terms, covenants and default and event of default provisions with respect to the First Lien Obligations (other than any more restrictive provisions with respect to additional Junior Lien Debt) and do not contain any financial maintenance covenant.

“Junior Lien Documents” shall mean, collectively, any indenture, credit agreement or other agreement or instrument pursuant to which Junior Lien Debt is incurred and secured.

“Junior Lien Obligations” shall mean Junior Lien Debt and all other Obligations in respect thereof.

“Junior Lien Representative” shall mean, in the case of any series of Junior Lien Debt, the trustee, agent or representative of the holders of such series of Junior Lien Debt who is appointed as a representative of the Junior Lien Debt (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such series of Junior Lien Debt, in each case together with its successors in such capacity.

“knowledge” or words of similar import relating to the knowledge or the awareness of the Borrower or its Subsidiaries used in this Agreement and the other Loan Documents shall mean and refer to the actual knowledge of an Officer of the Borrower or such Subsidiary.

“Lenders” shall mean the Persons listed on Schedule 2.01 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” shall mean the greater of (a) 1.50% and (b) as of the date of determination, the Screen Rate.  If such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars for delivery on such date in same day funds in the approximate amount of the Loans with a term of three months would be offered by three (3) major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to such date.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loan Document Obligations” shall mean collectively, (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of the Yield Maintenance Amount (including Yield Maintenance Amounts incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each of the other Loan Documents.

“Loan Documents” shall mean this Agreement, the Collateral Documents, the Intercompany Subordination Agreement, the Collateral Agent Fee Letter, the Administrative Agent Fee Letter, and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Party” shall mean each of the Borrower and each Subsidiary Guarantor.

“Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Local Content Subsidiary”  shall mean any Subsidiary of the Borrower that is a party to a Drilling Contract or otherwise holds the right to receive Earnings attributable to a Collateral Vessel or any Related Assets for the purpose of satisfying any local content law or regulation or similar law or regulation.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their payment obligations under any Loan Document or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Contract” shall mean any contract with a Customer for the provision of goods or services with expected revenues under the firm portion of the contract (excluding any option period or periods) in excess of $10 million.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Obligations, of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $25.0 million.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Obligation were terminated at such time.

“Material Junior Debt” shall mean any Consolidated Total Indebtedness of the Borrower or any Guarantor that is contractually subordinated in right of payment to the First Lien Notes, the Indebtedness under the Loan Documents or any guarantee thereof or that is unsecured or secured on a junior lien basis to the First Lien Notes, the Indebtedness under the Loan Documents or any guarantee thereof (excluding any intercompany Indebtedness between or among the Borrower and any of the Guarantors) and is not Immaterial Junior Debt.

“Maturity Date” shall mean April 1, 2023.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.08.

“MD&A” shall have the meaning assigned to such term in Section 5.04(a).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” shall mean each Vessel Mortgage, each other mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on property owned or leased by any Collateral Grantor is granted to secure First Lien Obligations under any First Lien Document or under which rights or remedies with respect to any such Liens are governed, as the same may be amended, supplemented or modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” shall mean, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)        any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale or other asset dispositions (other than in the ordinary course of business) or (b) the disposition of any securities by such Person or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of the Restricted Subsidiaries; and

(2)        any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” shall mean the aggregate cash proceeds and Cash Equivalents received by the Borrower or any Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the reasonable and documented direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax-sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale (which Lien is and is permitted to be senior to the Liens securing the First Lien Notes and the guarantees thereof and the Indebtedness under the Loan Documents or is on property or assets that do not constitute Collateral for the First Lien Notes or the Indebtedness under the Loan Documents), or Indebtedness (other than Indebtedness that is subordinated in right of payment to the First Lien Notes or the guarantees thereof or the Indebtedness under the Loan Documents or that is secured by a Lien that is junior in priority to the Liens securing the First Lien Notes and the Indebtedness under the Loan Documents) which must by its terms, in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, and (3) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets, for indemnification obligations of the Borrower or any Restricted Subsidiaries in connection with such Asset Sale or for other liabilities associated with such Asset Sale and retained by the Borrower or any Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Borrower or the Restricted Subsidiaries from such escrow arrangement, as the case may be.

“New York UCC” shall mean the UCC as from time to time in effect in the State of New York.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.07 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” shall mean Indebtedness:

(1)        as to which neither the Borrower nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)        no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)        as to which the governing documentation provides that the lenders will not have any recourse to the stock or assets of the Borrower or any of the Restricted Subsidiaries.

“Obligations” shall mean any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), yield maintenance amounts, penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“OFAC” shall have the meaning assigned to such term in Section 3.24(a).

“Offering Circular” shall mean the final Offering Circular, dated September 12, 2018, relating to the offering of the Initial First Lien Notes.

“Officer” shall mean, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary, any Manager, any Director, any Managing Director, or any Vice President of such Person.

“Officers’ Certificate” shall mean a certificate signed on behalf of any Person by two Officers and/or directors, one of whom must be a Financial Officer of such Person.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Owner’s Insurance Broker” shall have the meaning assigned to such term in Section 5.02(b).

“Participant” shall have the meaning assigned to such term in Section 9.03(d).

“Participant Register” shall have the meaning assigned to such term in Section 9.03(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“PDNL” shall mean Pacific Drillship Nigeria Limited, a private company limited by shares incorporated in the British Virgin Islands (company number 1852481), which is a 99.9% owned Subsidiary of PIDWAL on the Closing Date.

“PDSI” shall mean Pacific Drilling Services, Inc., a Delaware corporation and a Subsidiary of the Borrower.

“PDVIII” shall mean Pacific Drilling VIII Limited, a private company limited by shares incorporated in the British Virgin Islands and a Subsidiary of the Borrower.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit III to the U.S. Security Agreement.

“Permitted Business” shall mean a business in which the Borrower and the Restricted Subsidiaries were engaged on the Issue Date, as described in the Offering Circular, and any business reasonably related or complementary thereto.

“Permitted Collateral Liens” shall mean Liens described in clauses (1), (5), (7), (8), (9), (10), (11), (12), (13), (14), (15), (20) and (22) of the definition of “Permitted Liens”;  provided that Liens described in clauses (1) (other than Liens on Accounts (as defined in the U.S. Security Agreement) of an acquired business securing Acquired Debt that are not incurred in connection with, or in contemplation of, the applicable merger, acquisition of assets or other transaction), (9), 10(a), 10(b), (13), (14) and (20) (other than Liens on Accounts of an acquired business securing Acquired Debt that are not incurred in connection with, or in contemplation of, the applicable merger, acquisition of assets or other transaction) of the definition of “Permitted Liens” shall not constitute Permitted Collateral Liens with respect to Collateral consisting of Accounts.

“Permitted Debt” shall have the meaning assigned to such term in Section 6.03(b).

“Permitted Holder” shall mean each of Strategic Value Partners, LLC, Victor Khosla, Midwood Holdings, LLC, and Marc Lasry.

“Permitted Investments” shall mean:

(1)        any Investment in the Borrower or in any Restricted Subsidiary;

(2)        any Investment in cash or Cash Equivalents;

(3)        any Investment by the Borrower or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)        such Person becomes a Restricted Subsidiary; or

(b)        such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(4)        any Investment made as a result of the receipt of non-cash consideration from (a) an Asset Sale that was made pursuant to and in compliance with Section 6.04 or (b) a disposition of properties or assets that does not constitute an Asset Sale;

(5)        any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower;

(6)        any Investments received in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer and any Investments obtained in exchange for any such Investments;

(7)        Investments represented by Hedging Obligations permitted by clause (vi) of Section 6.03(b);

(8)        any guarantee of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary permitted to be incurred under the First Lien Indenture and this Agreement;

(9)        Investments that are in existence on the Closing Date, and any extension, modification or renewal thereof, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Closing Date);

(10)      Investments acquired after the Closing Date as a result of the acquisition by the Borrower or any Restricted Subsidiary of another Person in compliance with this Agreement, including by way of a merger, amalgamation or consolidation, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(11)      loans or advances referred to in clause (v) of Section 6.05(b);

(12)      Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries; and

(13)      So long as the Vessel Fleet Value is greater than $500.0 million, any repurchase, redemption, defeasance or other acquisition or retirement for value of the First Lien Notes.

“Permitted Liens” shall mean:

(1)        Liens on assets of the Borrower or the Guarantors securing First Lien Debt or Junior Lien Debt Incurred pursuant to clause (ii) or (xi) of Section 6.03(b);

(2)        Liens in favor of the Borrower or any Guarantor or, if granted by any Person other than the Borrower or any Guarantor, Liens in favor of any Restricted Subsidiary;

(3)        Liens on property of a Person existing at the time such Person is merged with or into or amalgamated or consolidated with the Borrower or any

Restricted Subsidiary; provided that such Liens were in existence prior to such merger, amalgamation or consolidation, were not incurred in contemplation thereof and do not extend to any assets other than those of the Person merged into or amalgamated or consolidated with the Borrower or any Restricted Subsidiary;

(4)        Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Borrower or any Restricted Subsidiary in compliance with the First Lien Indenture and this Agreement; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition and do not extend to any assets other than those of the Person merged into or amalgamated or consolidated with the Borrower or any Restricted Subsidiary;

(5)        Liens to secure the performance of statutory obligations, surety, customs, importation or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens on cash or Cash Equivalents to secure letters of credit, bank guarantees and similar instruments issued in support of such obligations); provided that, in the case of any such Liens on assets of any Collateral Grantor, such Liens shall extend solely to cash and/or Cash Equivalents of such Collateral Grantor;

(6)        Liens existing on the Closing Date (other than Liens referred to in clause (1) or (10) of this definition) and if such Liens are greater than $5.0 as listed on Schedule 1.01(L);

(7)        Liens for taxes, assessments or governmental charges or claims (i) that are not yet delinquent or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which any reserve or other appropriate provision as required in conformity with GAAP has been made therefor;

(8)        Liens imposed by law, such as suppliers’, carriers’, warehousemen’s, landlords’ and mechanics’ Liens, in each case, incurred in the ordinary course of business, for amounts (i) not more than 30 days past due or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which any reserve or other appropriate provision as required in conformity with GAAP has been made therefor;

(9)        survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the applicable Person;

(10)      Liens on the Collateral securing (a) the First Lien Notes (including Additional First Lien Notes issued in accordance with the First Lien Indenture)

and the guarantees thereof, (b) the Second Lien PIK Notes and the guarantees thereof and (c) the Indebtedness under the Loan Documents;

(11)      Liens to secure Indebtedness permitted to be Incurred under the First Lien Indenture and this Agreement to refinance any Indebtedness secured by Liens permitted to exist pursuant to clause (2), (4), (5), (7), (10) or this clause (11) of this definition (or Liens that otherwise replace Liens referred to in such clauses); provided, however, that;

(a)        the new Lien is limited to all or part of the same property and assets covered by the initial Lien (plus improvements and accessions to such property, or proceeds or distributions thereof) or any related after-acquired property that, pursuant to any after-acquired property clauses in written agreements pursuant to which the original Lien arose, is required to be pledged to secure the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof);

(b)        the Indebtedness or other obligation secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness or obligation and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(c)        if the initial Lien secured Indebtedness that is subordinated in right of payment to the First Lien Notes (or a guarantee thereof), the Indebtedness under the Loan Documents, then the Indebtedness secured by the new Lien shall be so subordinated on terms at least as favorable to the holders of First Lien Notes and the Administrative Agent, as applicable;

(12)      Liens arising by reason of any judgment, attachment, decree or order of any court or other governmental authority not giving rise to an Event of Default that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which any reserve or other appropriate provision as required in conformity with GAAP has been made therefor;

(13)      Liens securing Cash Management Obligations owing to a bank and rights of setoff in favor of a bank, imposed by law or granted in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

(14)      Liens securing Hedging Obligations entered into in the ordinary course of business and not for (A) Hedging Obligations of the type in clause (3) of the definition thereof other than for fuel of the type used by the Borrower and its Subsidiaries in their business or (B) speculative purposes;

(15)      Liens arising from Vessel chartering, necessaries, drydocking, maintenance, repair, refurbishment, salvage (including contract salvage) or general average, Liens for wages of stevedores employed by the owner of such Vessel, the master of such Vessel or a charterer or lessee of such Vessel, the furnishing of supplies and bunkers to Vessels or masters’, officers’ or crews’ wages and maritime Liens, that, in the case of each of the foregoing, were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, were not Incurred or created to secure the payment of Indebtedness and that in the aggregate do not materially adversely affect the value of the properties subject to such Liens or materially impair the use for the purposes of which such properties are held by the Borrower and its Restricted Subsidiaries;

(16)      Liens arising under a contract over goods, documents of title to goods and related documents and insurances and their proceeds, in each case in respect of documentary credit transactions entered into with customers of the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(17)      Liens arising under any retention of title or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of business;

(18)      Liens representing the interest in title of a lessor;

(19)      Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness (so long as such defeasance, discharge or redemption is permitted under Section 6.01) or Liens arising under this Agreement in favor of the Collateral Agent and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Agreement, provided that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(20)      Liens securing Indebtedness Incurred pursuant to clause (xii) of Section 6.03(b) (including Permitted Refinancing Indebtedness); provided that such Liens extend only to the assets purchased with the proceeds of such Indebtedness;

(21)      Liens on the assets of PDVIII and PDSI to secure an arbitration award relating to the Zonda Arbitration; and

(22)      Liens with respect to any Vessel for maritime torts with respect to damage resulting from allisions, collisions, cargo damage, property damage, conversion (wrongful possession), pollution, personal injury and death, maintenance and cure, and unseaworthiness, in each case, that are covered by insurance (subject to reasonable deductibles).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, other Indebtedness of the Borrower or any of the Restricted Subsidiaries (other than intercompany Indebtedness) (the “Refinanced Indebtedness”); provided that:

(1)        the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (plus all accrued interest on the Refinanced Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)        such Permitted Refinancing Indebtedness has a final maturity date that is no earlier than (a) 180 days after the Maturity Date hereunder, and (b) 90 days after the maturity date of the First Lien Notes, and has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness;

(3)        if the Refinanced Indebtedness is (a) subordinated in right of payment to the First Lien Notes, the Indebtedness under the Loan Documents or a guarantee thereof, then such Permitted Refinancing Indebtedness is subordinated in right of payment to the First Lien Notes, the Indebtedness under the Loan Documents or such guarantee, as the case may be, or (b) pari passu in right of payment with the First Lien Notes, the Indebtedness under the Loan Documents or a guarantee thereof, then such Permitted Refinancing Indebtedness is subordinated to or pari passu in right of payment with the First Lien Notes, the Indebtedness under the Loan Documents or such guarantee, as the case may be, in the case of each of (a) and (b), on terms at least as favorable to the holders of First Lien Notes or the Administrative Agent, as applicable, as those contained in the documentation governing the Refinanced Indebtedness; and

(4)        if the Borrower or a Guarantor is the issuer of, or otherwise an obligor in respect of the Refinanced Indebtedness, such Permitted Refinancing Indebtedness is not Incurred by any Restricted Subsidiary that is not the Borrower or a Guarantor.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIDWAL” shall mean Pacific International Drilling West Africa Ltd., a Nigeria limited liability company, which is indirectly 49% owned by the Borrower as of the Closing Date.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Equity” shall mean any Capital Stock or other equity securities that were issued pursuant to the Reorganization Plan.

“Platform” shall have the meaning assigned to such term in Section 9.01(d).

“Pledge Agreement” shall mean each pledge agreement, share pledge agreement, equitable mortgage, mortgage of shares, share charge or similar instrument pursuant to which such Person grants to the Collateral Agent a Lien in Equity Interests in a Subsidiary directly owned by such grantor, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Preferred Stock”  as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.01(d).

“Qualified Services Contract” shall mean, as of any date of determination, with respect to any Vessel acquired by, or committed to be delivered to, the Borrower or any of its Restricted Subsidiaries, a bona fide contract or series of contracts, together with any amendments, supplements or modifications thereto, that the Board of Directors of the Borrower, acting in good faith, designates as a “Qualified Services Contract” pursuant to a resolution of the Board of Directors of the Borrower, which contract or contracts:

(1)        are between the Borrower or one of its Restricted Subsidiaries, on the one hand, and a Person that is not an Affiliate of the Borrower, on the other hand;

(2)        provide for services to be performed by the Borrower or one or more of its Restricted Subsidiaries involving the use of such Vessel by the Borrower or one or more of its Restricted Subsidiaries, in either case for a minimum aggregate period of at least one year from (i) the date of determination or (ii) a future date that is no later than the date that is three months from the date of determination (the period during which such services are to be performed, the “Active Service Period”); and

(3)        provide for a fixed or minimum day rate or fixed rate for such Vessel covering the entire Active Service Period contemplated by clause (2) above.

For the avoidance of doubt, neither a letter of intent nor a letter of award with respect to a Vessel is a Qualified Services Contract.

“Qualified Vessel” shall mean a 6th or 7th (or later) generation Vessel that is (i) subject to a Qualified Services Contract and (ii), in the case of any Vessel that is not a Vessel owned by the Borrower on the Issue Date, of substantially comparable (or better) quality and value as (or than) the Vessels owned by the Borrower on the Issue Date.

“Ready for Sea Cost” shall mean, with respect to a Vessel to be acquired by the Borrower or any Restricted Subsidiary, the aggregate amount of all expenditures Incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease.

“Receivable” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Collateral Agent.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Redetermination Effective Date” shall have the meaning assigned to such term in Section 2.19(b).

“Refinanced Indebtedness” shall have the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness”.

“Register” shall have the meaning assigned to such term in Section 9.03(c).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Assets” shall mean, with respect to any Collateral Vessel, (i) proceeds of any insurance policies and contracts from time to time in force with respect to such Collateral Vessel, (ii) any requisition compensation payable in respect of any compulsory acquisition of such Collateral Vessel, (iii) any Earnings derived from the use or operation of such Collateral Vessel (other than Earnings payable to a Local Content Subsidiary) and/or any account to which such Earnings are deposited, (iv) any charters, operating leases, Vessel purchase options and related agreements with respect to such Collateral Vessel entered into, and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, Vessel purchase option or agreement and (v) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of such Collateral Vessel; provided that Related Assets will not include any Superpriority Excluded Property.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the respective existing or perspective partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and their respective Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within, upon or underneath any building, structure, facility or fixture.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto, including without limitation the Alternative Reference Rates Committee.

“Removal Effective Date” shall have the meaning assigned to such term in Section 8.06(b).

“Reorganization Plan” shall mean the Borrower’s joint plan of reorganization, dated as of July 31, 2018.

“Required Lenders” shall mean, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resignation Effective Date” shall have the meaning assigned to such term in Section 8.06(a).

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.01.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower that is not then an Unrestricted Subsidiary; provided, however, that (i) upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be a Restricted Subsidiary and (ii) notwithstanding anything to the contrary in this Agreement, each Collateral Grantor shall at all times be a Restricted Subsidiary.

“Revolving Credit Exposure” shall mean, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans at such time.

“Sale and Lease-Back Transaction” shall mean an arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and leases it from such Person.

“Scheduled Redetermination” shall have the meaning assigned to such term in Section 2.19(b).

“Screen Rate” shall mean, on any date of determination, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the Dollars (as set forth on the Bloomberg LIBOR Screen Page as of 11:00 a.m., London time, two Business Days prior to such date or if such service does not exist to such other comparable publicly available service for displaying the eurodollar rates as may be selected by the Administrative Agent) for a period equal to three months.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Lien Note Indenture” shall mean the indenture, dated as of the Issue Date, by and between the Borrower, as issuer, and Wilmington Trust, National Association, as trustee and collateral agent, governing the Second Lien PIK Notes, as amended, restated, supplemented or otherwise modified from time to time.

“Second Lien PIK Notes” shall mean the 11.000% / 12.000% Second Lien PIK Notes due 2024 issued under the Second Lien Note Indenture.

“Secured Obligations” shall have the meaning assigned to such term in the U.S. Security Agreement.

“Secured Parties” shall have the meaning assigned to such term in the U.S. Security Agreement.

“Security Agreement” shall mean, collectively, (i) that certain U.S. First Lien Pledge and Security Agreement dated the date hereof among the Borrower, each of the grantors identified therein and the Collateral Agent (the “U.S. Security Agreement”) and (ii) each other security agreement or similar instrument executed by a Collateral Grantor pursuant to which such Person grants to the Collateral Agent a Lien on the assets owned by such Person, in each case, as amended, amended and restated, or supplemented from time to time in accordance with its terms.

“SPV” shall have the meaning assigned to such term in Section 9.03(h).

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any item or series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date or, if such item or series is Incurred after the Issue Date, the date such item or series is Incurred.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board).  The Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent or any Lender under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” shall mean, with respect to any specified Person:

(1)        any corporation, limited liability company, association or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof);

(2)        any partnership of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), whether in the form of general, special or limited partnership interests or otherwise, or (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; and

(3)        any corporation, limited liability company, association or other business entity not referred to in clause (1) or (2) above the management of which is controlled, directly or indirectly, by such Person and the accounts of which are consolidated with those of such Person in its consolidated financial statements in accordance with GAAP.

For the avoidance of doubt, as of the Closing Date, PIDWAL and PDNL are Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01, and each other Subsidiary that is or becomes a party to the Guarantee Agreement.  For the avoidance of doubt, PDVIII and PDSI shall not constitute Subsidiary Guarantors prior to the Zonda Release Date.

“Superpriority Excluded Property” shall mean the following, whether now owned or at any time hereafter acquired by any Collateral Grantor or in which such Collateral Grantor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence:  (a)(i) all leasehold real property and (ii) all fee simple real property with a Fair Market Value at the time of acquisition less than $25.0 million; (b) each Drilling Contract if (but only to the extent that) the grant of a security interest therein would constitute a breach of a valid and enforceable restriction on the granting of a security interest therein or assignment thereof in favor of a third party; (c) all deposit accounts that are (i) established solely as payroll accounts or (ii) zero balance accounts; (d) all Equity Interests of Unrestricted Subsidiaries and Immaterial Subsidiaries; (e) any general intangibles, governmental approvals or other rights arising under any contracts, instruments, permits, licenses or other documents if (but only to the extent that) the grant of a security interest therein would constitute a breach of a valid and enforceable restriction on the granting of a security interest therein or assignment thereof in favor of a third party (other than (e) to the extent that any such restriction or prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable law (including Debtor Relief Laws) or principles of equity or (ii) to the extent that the other party has consented to the granting of a security interest therein or assignment thereof pursuant to the terms of the Collateral Documents or pursuant to a grant or assignment for security purposes generally); (f) any assets as to which the Administrative Agent reasonably determines that the cost or burden of obtaining a security interest therein is excessive in relation to the value of the security to be afforded thereby; and (g) any and all proceeds of any of the Superpriority Excluded Property to the extent constituting Superpriority Excluded Property described above (other than proceeds of a Drilling Contract assigned pursuant to an Earnings Assignment and proceeds of accounts receivable); provided that no property or assets securing any First Lien Obligations or any Junior Lien Obligations shall constitute Superpriority Excluded Property.

“Tax” and “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time.  The initial Total Commitment is $50,000,000.

“Total Credit Exposure” shall mean, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Trade Date” shall have the meaning assigned to such term in Section 9.03(b).

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and (b) the payment of related fees and expenses (including accounting, attorney and other professional fees).

“Trustee” shall mean Wilmington Trust, National Association, in its capacity as trustee under the First Lien Indenture, until a successor replaces it in accordance with the applicable provisions of the First Lien Indenture, and thereafter “Trustee” means each Person who is then a Trustee thereunder.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Security Agreement” shall have the meaning assigned to such term in the definition of “Security Agreement”.

“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time.  Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York UCC.

“Unqualified Vessel” shall mean any Vessel that is not a Qualified Vessel.

“Unrestricted Cash” shall mean, as of any date of determination, the sum, without duplication, of the aggregate amount of cash and Cash Equivalents included in cash accounts that would be listed on the consolidated balance sheet of the Borrower, prepared in accordance with GAAP, as of such date to the extent such cash or Cash Equivalents would not be classified as “restricted” for financial statement purposes (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to the Collateral Agency Agreement or the Intercreditor Agreement governing the application thereof).

“Unrestricted Subsidiary” shall mean:

(1)        any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below); and

(2)        any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any Subsidiary of the Borrower as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Borrower unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(1)        to the extent any Indebtedness of such Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Borrower or any Restricted Subsidiary is permitted by Section 6.01 and Section 6.03;

(2)        except as permitted by Section 6.05, the Subsidiary to be so designated and each Subsidiary of such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(3)        the Subsidiary to be so designated and each Subsidiary of such Subsidiary is a Person with respect to which neither the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)        the Subsidiary to be so designated and each Subsidiary of such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of the Restricted Subsidiaries; and

(5)        the Subsidiary to be so designated and each Subsidiary of such Subsidiary is neither the owner of any interests in any Collateral Vessel nor (except for a Local Content Subsidiary) a party to a Drilling Contract.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Vessel” shall mean any drilling rig, drillship or other drilling vessel whose primary purpose is the exploration and production drilling for crude oil or hydrocarbons, in each case together with all related spares, equipment and any additions or improvements thereto to the extent such spares, equipment and additions or improvements are owned by the owner of the

Vessel.  For the purpose of determining the number of “Vessels” owned by the Borrower and the Guarantors, any such related spares, equipment, additions or improvements shall constitute part of the drilling rig, drillship or other drilling vessel to which they relate and shall not constitute separate “Vessels.”

“Vessel Fleet Value” shall mean, at any time of determination, the lesser of (a) the net book value of the Collateral Vessels at such time or (b) the fair market value of the Collateral Vessels pursuant to the most recent appraisal (using the lowest value in the range if a range is provided in such appraisal) delivered to the Administrative Agent by an Approved Firm at such time (as adjusted for any acquisitions or dispositions of Vessels since the date of the most recent appraisal).  Such appraisal shall be consistent with previous, similar appraisals conducted for the Borrower with respect to the Vessel Fleet Value.

“Vessel Mortgage” shall mean each first preferred mortgage and any other instruments, such as statutory mortgages and deeds, over any Collateral Vessel, each duly registered in the Liberian ship registry (or other relevant registry) in favor of the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Voting Stock”  of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)        the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)        the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) are at the time owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Maintenance Amount” shall mean, for any partial or total termination of the Commitments, including any such made in accordance with Section 2.09, Section 2.10(c), Section 2.11 or Section 7.01, an amount equal to:  (a) 2.0% of the principal amount of the Commitments terminated in the period beginning on the Closing Date and ending on, but including, the day prior to the first anniversary of the Closing Date and (b) 1.0% of the principal amount of the Commitments terminated in the period beginning on the first anniversary of the Closing Date and ending on, but including, the day prior to the second anniversary of the Closing Date.

“Zonda Arbitration” shall mean the arbitration commenced in London, England by Samsung Heavy Industries Co., Ltd. on November 18, 2015 relating to the contract between Samsung Heavy Industries Co., Ltd. and the Borrower for the construction of the drillship known as the Pacific Zonda.

“Zonda Plan” has the meaning assigned to it in the First Lien Indenture.

“Zonda Release Date” shall mean the date of emergence from Chapter 11 bankruptcy proceeding for PDVIII and PDSI.

SECTION 1.02     Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”,  “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”,  “hereto,” “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (ii) all terms of an accounting or financial nature shall be, to the extent applicable, construed in accordance with GAAP.

ARTICLE II

The Credits

SECTION 2.01      Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Borrower, at any time and from time to time on or after the date hereof during the Effective Availability Period, and until the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment.  Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Loans.

SECTION 2.02     Loans.  (a) Each Loan shall be made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Each Loan shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b)        Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent upon verification that each Lender has funded its Loan, shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Loan shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.  The Administrative Agent shall have no obligation to fund to the Borrower any amounts that a Lender fails to fund.

SECTION 2.03     Borrowing Procedure.  In order to request a Loan, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request not later than 12:00 noon, New York City time, three Business Days before a proposed Loan.  Each such Borrowing Request shall be irrevocable and shall specify the following information:  (i) the date of such Loan (which shall be a Business Day); (ii) the number and location of the account to which funds are to be disbursed; and (iii) the amount of such Loan; provided,  however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Loan shall comply with the requirements set forth in Section 2.02.  The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Loan.

SECTION 2.04      Evidence of Debt; Repayment of Loans.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date, together with accrued and unpaid interest of such amount to but excluding the date of payment thereof.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)        The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.04 shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided, in the event of any conflict between the entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.04, the accounts maintained by the Administrative Agent pursuant to paragraph (c) shall control in the absence of manifest error; provided,  however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)        Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form of Exhibit D.  Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.03) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05      Fees.  (a) The Borrower agrees to pay to each Lender that is not a Defaulting Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 1.50% per annum on the average daily unused amount of the Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Maturity Date or the date on which the Commitments of such Lender shall otherwise expire or be terminated, as applicable).  All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)        The Borrower agrees to pay to the Administrative Agent, for its own account the Administrative Agent Fee in the amounts and as provided in the Administrative Agent Fee Letter.  Such annual Administrative Agent Fee will be in addition to reimbursement of the Administrative Agent’s reasonable and documented out-of-pocket expenses required in its capacity as Administrative Agent.  Once paid, the Administrative Agent Fee or any part thereof payable under this Agreement shall not be refundable under any circumstances.

(c)        The Borrower agrees to pay to the Administrative Agent, for its own account the Closing Fee on the Closing Date in the amount and as provided in the Administrative Agent Fee Letter.

(d)        All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06     Interest on Loans.  (a) Subject to the provisions of Section 2.07, the Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days and calculated from and including the date of such Loan to but excluding the date of repayment thereof) at a rate per annum equal to the Adjusted LIBO Rate plus the Applicable Percentage.

(b)        Interest on each Loan shall be payable on the Interest Payment Dates except as otherwise provided in this Agreement.  The applicable date of the Interest Payment Date shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07      Default Interest.  If (a) the Borrower shall default in the payment of any principal of or interest on any Loan or any fee or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise or (b) if any Event of Default under Article VII has occurred and is continuing then, in the case of clause (a) of this Section 2.07, until such defaulted amount shall have been paid in full or, in the case of clause (b) of this Section 2.07, from the date of occurrence of such Event of Default and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, at a rate (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate that would be applicable to the Loans plus 3.00 % per annum.

SECTION 2.08      Effect of Benchmark Transition Event.

(a)        LIBO Notification.  The interest rate on the Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate.  As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on the Loans.  In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in this Section 2.08, this Section 2.08 provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will notify the Borrower, pursuant to this Section 2.08, in advance of any change to the reference rate upon which the interest rate on the Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor or thereof, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Section 2.08, will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

(b)        Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, (i) upon the determination of the Administrative Agent (which shall be conclusive absent manifest error) that a Benchmark Transition Event has occurred or (ii) upon the occurrence of an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement, by a written document executed by the Borrower and the Administrative Agent, subject to the requirements of this Section 2.08.  Notwithstanding the requirements of Section 9.07(b) or anything else to the contrary herein or in any other Loan Document, any such amendment with respect to a Benchmark Transition Event will become effective and binding upon the Administrative Agent, the Borrower and the Lenders at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders, and any such amendment with respect to an Early Opt-in Election will become effective and binding upon the Administrative Agent, the Borrower and the Lenders on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment.  No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 2.08 will occur prior to the applicable Benchmark Transition Start Date.

(c)        Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)        Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders in writing of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark

Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.08 including, without limitation, any determination with respect to a tenor, comparable replacement rate or adjustment, or implementation of any Benchmark Replacement Rate Conforming Changes, or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.08 and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually be each party hereto.

(e)        Benchmark Unavailability Period.  During the continuation of a Benchmark Unavailability Period the Loans shall bear interest at the Alternate Base Rate plus the Applicable Percentage.

SECTION 2.09   Termination and Reduction of Commitments.  (a) The Commitments shall automatically terminate on the Maturity Date.

(b)        Upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent before 12:00 Noon New York City time, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided,  however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.  A notice of termination or reduction may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)        Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.  The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

(d)        On the date of each partial or total reduction of the Commitments the Borrower shall pay the applicable Yield Maintenance Amount on such terminated Commitment to the Administrative Agent; provided that, no Yield Maintenance Amount shall be due in the event the Borrower elects a total reduction of the Commitments permitted under Section 2.12.

SECTION 2.10      Optional Prepayment.  (a) The Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, upon at least one Business Days’ prior written notice to the Administrative Agent before 12:00 noon, New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b)        Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid, shall be irrevocable unless conditioned upon a refinancing, and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein.  Subject to Section 2.10(c), all prepayments under this Section 2.10 shall be without premium or penalty.  All prepayments under this Section 2.10 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment and any applicable Yield Maintenance Amount.

(c)        All prepayments made after the Effective Availability Period shall result in the permanent reduction of the Commitments in an amount equal to the principal being repaid and shall include any applicable Yield Maintenance Amount on such amount.

SECTION 2.11      Mandatory Prepayments.  (a) In the event of any termination of all the Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Loans as well as any applicable Yield Maintenance Amount.  If, after giving effect to any partial reduction of the Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Commitment, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay the Loans in an amount sufficient to eliminate such excess as well as any applicable Yield Maintenance Amount.

(b)        If the Borrower has not applied the Net Proceeds from an Asset Sale in compliance with Section 6.04(c) within the time periods set forth therein, the Borrower may prepay the First Lien Notes and the Second Lien PIK Notes in an amount equal to the pro rata portion of such Net Proceeds that the lenders thereunder opt to receive pursuant to the requirements of Section 4.10(e) of the First Lien Indenture and Second Lien Note Indenture if after giving pro forma effect to such prepayment the Vessel Fleet Value would be greater than $500.0 million.

(c)        If the lenders under the First Lien Indenture and the Second Lien Note Indenture do not elect to receive all or a portion of any prepayment that would otherwise be due to them from the Net Proceeds of an Asset Sale as set forth in Section 2.11(b) above, the Borrower shall use such amount to prepay the Loans, together with accrued but unpaid interest on the Loans at such time within five (5) Business Days after expiration of the asset sale offers required to be conducted pursuant to Section 4.10(e) of the First Lien Indenture and the Second Lien Note Indenture; provided that any prepayment made pursuant to this Section 2.11(e) after the Effective Availability Period shall permanently reduce the Commitments by an amount equal to such Net Proceeds.

(d)        If the Vessel Fleet Value is less than $500.0 million at the time of the receipt of Net Proceeds from an Asset Sale, the Borrower shall prepay the Loans outstanding together with accrued and unpaid interest and any Yield Maintenance Amount thereon within two (2) Business Days after receipt of such Net Proceeds and permanently reduce the Commitments by an amount equal to such Net Proceeds.

(e)        If the the Vessel Fleet Value is less than $500.0 million at the time of receipt of Net Proceeds from insurance proceeds, the Borrower shall prepay the Loans outstanding together with accrued and unpaid interest and any Yield Maintenance Amount thereon within two (2) Business Days after receipt of such Net Proceeds from such insurance proceeds and permanently reduce the Commitments by an amount equal to such Net Proceeds from such insurance proceeds.

(f)        The Borrower shall deliver to the Administrative Agent, at the time of each repayment or prepayment required under this Section 2.11, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such repayment or prepayment and (ii) in the case of any repayment or prepayment prior to the Maturity Date, by or before 2:00 PM New York City time at least three days prior irrevocable written notice of such repayment or prepayment.  Each notice of repayment or prepayment shall specify the repayment or prepayment date, the principal amount of the Loans to be repaid or prepaid. Repayments or prepayments of Loans under this Section 2.11 shall be subject to any applicable Yield Maintenance Amount, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be repaid or prepaid to but excluding the date of payment and any applicable Yield Maintenance Amount.

SECTION 2.12      Increased Costs.

(a)        Increased Costs Generally.  If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets or liabilities of, deposits with or for the account of, or credit extended to or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);

(ii)        subject any Lender to any Taxes of any kind whatsoever with respect to the Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)      impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, (A) the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered (except for Indemnified Taxes and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender) or (B) the Borrower may elect to terminate all of the Commitments pursuant to Section 2.09 by providing prior irrevocable written notice to the Administrative Agent within three Business Days of receipt of notice thereof, in which case the Borrower shall not be liable for such additional amount or amounts.

(b)        Capital Requirements.  If any Lender shall have determined that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital adequacy or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower (i) will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered (except for Indemnified Taxes and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender) or (ii) may elect to terminate all of the Commitments pursuant to Section 2.09 by providing prior irrevocable written notice to the Administrative Agent within three Business Days of receipt of notice thereof, in which case the Borrower shall not be liable for such reduction suffered.

(c)        Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)        Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs or expenses incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13     Pro Rata Treatment.  Each Loan, each payment or prepayment of principal of any Loan, each payment of interest on the Loans, each payment of the Commitment Fees, each payment of the Yield Maintenance Amount, and each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).  Each Lender agrees that in computing such Lender’s portion of any Loan to be made hereunder, the Administrative Agent may, in its reasonable discretion, round each Lender’s percentage of such Loan to the next higher or lower whole Dollar amount.

SECTION 2.14      Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest or Yield Maintenance Amount on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest and Yield Maintenance Amount thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest and Yield Maintenance Amount on their respective Loans and other amounts owing them; provided that:

(i)         if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation, but only to the extent that such consent does not increase the aggregate liability of the Borrower.

SECTION 2.15     Payments.  The Borrower shall make each payment (including principal of or interest on any Loan or any Fees or any Yield Maintenance Amount or other amounts) hereunder and under any other Loan Document not later than 12:00 noon, New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim.  Each such payment shall be made to the Administrative Agent at its Beneficiary Bank:  The Bank of New York Mellon ABA:  021-000-018, Account Name:  Angelo, Gordon Energy Servicer, LLC.  All payments received by the Administrative Agent after 12:00 noon, New York City time, may be deemed received on the next succeeding Business Day (in the Administrative Agent’s sole discretion).  The Administrative Agent shall promptly distribute to each Lender any payments actually received by the Administrative Agent on behalf of such Lender.  Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Loan, Yield Maintenance Amount or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.16      Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)        Payments of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)        Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)        Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand thereof, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.03(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(e)        Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.16, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)        Status of Lenders.

(i)         Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding, such as an IRS Form W-9, W-8BEN, W-8BEN-E (or other such applicable IRS tax form).  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing, if a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.16(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)      Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)        Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments, or additional amounts paid, made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)        Survival.  Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)         Defined Terms.  For purposes of this Section, the term “applicable law” includes FATCA.

SECTION 2.17      Mitigation Obligations; Replacement of Lenders.  (a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.12, or requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.16, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        Replacement of Lenders.  If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.03), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)         the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.03;

(ii)        such Lender shall have received payment in immediately available funds of an amount equal to the outstanding principal of Loans, accrued interest thereon, any Yield Maintenance Amount then due to such Lender and accrued fees of such Lender and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)      in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)       such assignment does not conflict with applicable law; and

(v)        in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18    Defaulting Lender.  (a)  Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)         Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)        Defaulting Lender Waterfall.  Any payment of principal, interest, fees, Yield Maintenance Amount or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.18(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)      Certain Fees.  No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)        Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided,  further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.19      Availability Termination Date.

(a)        From and after the Closing Date to but excluding the date that is eighteen months thereafter, the Availability Termination Date shall be August 7, 2021.  The Availability Termination Date shall be subject to further adjustment as set forth in this Section 2.19.

(b)        Commencing August 7, 2021, the Availability Termination Date shall be redetermined semi-annually in accordance with this Section 2.19 (each such redetermination, a “Scheduled Redetermination”), and such redetermined Availability Termination Date shall become effective and applicable to the Borrower, the Administrative Agent, and the Lenders on August 7 and February 7 of each year (each such, a “Redetermination Effective Date”).  For the avoidance of doubt, the Availability Termination Date on any Redetermination Effective Date may remain August 7, 2021.

(c)        Prior to each Redetermination Effective Date, the Administrative Agent and each Lender in its sole discretion shall assess or reassess in accordance with each Lender’s lending practices then in effect for loans of this nature, the Vessel Fleet Value at such time and such other credit factors (including the assets, liabilities, cash flow, business, properties, prospects, management and ownership of the Borrowers) which the Lenders in their sole discretion deem significant in determining whether (i) to extend the Availability Termination Date and (ii) any such extension shall be for all or a portion of the Commitments.  The Administrative Agent shall inform the Borrower in writing at least two (2) Business Days prior to each Redetermination Effective Date with respect to the specifics of the redetermined, if any, Availability Termination Date.

(d)        No mandatory prepayments of the Loans shall be required during the Availability Period, other than pursuant to Section 2.09 or Section 2.11, even after the Availability Termination Date; provided, if the principal amount of the Loans outstanding on the Availability Termination Date is less than the aggregate Commitments on such date, the Commitments shall be reduced by such difference and such reduction shall be treated as a reduction of Commitments in accordance with Section 2.09.

(e)        The Borrower expressly acknowledges that (i) the Lenders have no obligation to make any Loans or fund any Borrowing Requests on or after the Availability Termination Date, (ii) the Lenders may not extend the Availability Termination Date at all, or may only extend the Availability Termination Date for a shorter period of time than that remaining until the Maturity Date, (iii) the Lenders may reduce the Commitments for any extension of the Availability Termination Date to an amount less than the total Commitments, and (iv) any extension of the Availability Termination Date is subject to the individual credit processes of each Lender, exercised in each Lender’s sole discretion.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01     Organization; Powers.  The Borrower and each of the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02      Authorization.  The Transactions (a) have been duly authorized by all requisite corporate, limited liability company, partnership and, if required, stockholder, partner or member action, in each case, to the extent applicable, by each of the Borrower and the other Loan Parties party thereto and (b) will not (i) violate (A) any applicable provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Restricted Subsidiary, (B) any applicable order of any Governmental Authority or (C) any applicable provision of any material indenture, agreement or other instrument to which the Borrower or any Restricted Subsidiary is a party or by which any of them or any of their property is or may be bound (other than Permitted Liens), (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such material indenture, agreement or other instrument (other than Permitted Liens) or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by  the Borrower or any Restricted Subsidiary (other than any Lien created hereunder or under the Collateral Documents).

SECTION 3.03    Enforceability.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

SECTION 3.04    Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, and the filing of Collateral Documents and related filings in the applicable filing offices of the appropriate jurisdictions in order to register and perfect the Collateral Agent’s Liens on the Collateral and (b) such as have been made or obtained and are in full force and effect.

SECTION 3.05     Financial Statements.  The Borrower has heretofore furnished to the Administrative Agent the (a) audited consolidated balance sheets and related statements of income, stockholder’s equity and cash flows of the Borrower and its subsidiaries as of and for the fiscal years ended on December 31, 2018, 2017 and 2016, each audited by and accompanied by the unqualified opinion of KPMG LLP, independent public accountants and (b) its unaudited consolidated balance sheets and related statements of income, stockholder’s equity and cash flow of the Borrower and its Subsidiaries as of and for the portion of the fiscal year ended September 30, 2019, certified by its chief financial officer.  Such financial statements present fairly the financial condition and results of operations and cash flows of the Borrower and its subsidiaries as of such dates and for such periods.  Except for the financial statements delivered pursuant to Section 3.05(b), such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its subsidiaries as of the dates thereof.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

SECTION 3.06     No Material Adverse Change.  No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2018.

SECTION 3.07     Title to Properties; Possession Under Leases.  (a) Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.  All such material properties and assets are free and clear of Liens, other than Permitted Liens.

(b)        Each of the Borrower and the Restricted Subsidiaries has complied, in all material respects, with all obligations under all material leases to which it is a party and all such leases are in full force and effect.  Each of the Borrower and the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except to the extent not reasonably likely to result in a Material Adverse Effect.

SECTION 3.08      Subsidiaries.  (a) Schedule 3.08(a) sets forth as of the Closing Date a complete and accurate list of all Subsidiaries of the Borrower, the percentage ownership interest of the Borrower or any other Subsidiary of the Borrower therein and the jurisdiction of incorporation of each such Subsidiary.  The shares of capital stock or other ownership interests so indicated on Schedule 3.08(a) are fully paid and non-assessable and are owned by the Borrower or any Subsidiary of the Borrower, directly or indirectly, free and clear of all Liens, other than Permitted Liens.

(b)        Schedule 3.08(b) sets forth as of the Closing Date a complete and accurate list of all Unrestricted Subsidiaries, the percentage ownership interest of the Borrower or any other Subsidiary of the Borrower therein and the jurisdiction of incorporation of each Unrestricted Subsidiary.  The shares of capital stock or other ownership interests so indicated on Schedule 3.08(b) are fully paid and non-assessable and are owned by the Borrower or any Subsidiary of the Borrower, directly or indirectly, free and clear of all Liens.

SECTION 3.09     Litigation; Compliance with Laws.  (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)        None of the Borrower or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10     Agreements.  (a) None of the Borrower or any of the Restricted Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)        None of the Borrower or any of the Restricted Subsidiaries is in default in any manner under any provision of any material indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default has resulted or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11      Federal Reserve Regulations.  (a) None of the Borrower or any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)        No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.12      Investment Company Act.  None of the Loan Parties is or is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13      Use of Proceeds.  The Borrower will use the proceeds of the Loans only for the purposes specified in the introductory statement  to this Agreement.

SECTION 3.14      Tax Returns.  Each of the Borrower and the Restricted Subsidiaries has filed or caused to be filed all Federal and all material state, local and foreign Tax returns or reports required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15      Disclosure.  (a) No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which, and as of the date, they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule.

(b)        As of the Closing Date, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.16     Employee Benefit Plans.  Each of the Borrower and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events, could reasonably be expected to result in a Material Adverse Effect.  The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the last annual valuation date applicable thereto, exceed the Fair Market Value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the last annual valuation dates applicable thereto, exceed the Fair Market Value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17     Environmental Matters.  Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any pending or threatened claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.18     Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the Closing Date.  As of such date, such insurance is in full force and effect and all premiums have been duly paid.  The Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19     Collateral Documents.  The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the U.S. Security Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the U.S. Security Agreement) in which a security interest can be perfected under the Uniform Commercial Code by control of such Pledged Collateral is delivered to the Collateral Agent together with undated proper instruments of assignment duly executed by the applicable Loan Party in blank, if applicable, the Liens created under the Security Agreement shall constitute fully perfected first priority Liens on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property (as defined in the U.S. Security Agreement)) in which a security interest can be perfected under the Uniform Commercial Code by the filing of a financing statement, in each case prior and superior in right to any other Person, other than with respect to Permitted Collateral Liens.

SECTION 3.20     Location of Real Property, Leased Premises and Collateral Vessels.  (a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property with a Fair Market Value at the time of acquisition of $25 million or more owned by the Borrower and the Subsidiaries and the addresses thereof.  The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 3.20(a).

(b)        Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof.  The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20(b).

(c)        Schedule 3.20(c) lists completely and correctly as of the Closing Date each Collateral Vessel (as defined in the U.S. Security Agreement), including (i) the exact legal name of such Collateral Vessel, (ii) a description of such Collateral Vessel (including, but not limited to, the type of ship, generation and operating status) and (iii) the country in which such Collateral Vessel is chartered.

SECTION 3.21     Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to the knowledge of the Borrower, threatened, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (b) all payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been in all material respects paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary; and (c) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary is bound.

SECTION 3.22    Solvency.  On the Closing Date, after giving effect to the Transactions, and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.23      Intellectual Property; Licenses, etc.  Each of the Borrower and the Restricted Subsidiaries owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are used in and necessary for the operation of its respective business, as currently conducted, and, to the knowledge of the Borrower, such IP Rights do not violate the rights of any other Person, except to the extent such failure to own, license or possess or such violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 3.23 is a complete and accurate list of all material registered or applications to register IP Rights owned or exclusively licensed by the Borrower or any Restricted Subsidiary as of the Closing Date.  To the knowledge of the Borrower, the conduct of the business of each of the Borrower and the Restricted Subsidiaries as currently conducted does not infringe upon or violate any rights held by any other Person, except for such infringements and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.24     Sanctioned Persons; PATRIOT Act; FCPA.  (a) None of the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Restricted Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or sanctions under other similar applicable laws of other jurisdictions in which it conducts business with the result that any Lender would be in violation of applicable law; and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC or sanctions under other similar applicable laws of other jurisdictions in which it conducts business with the result that any Lender would be in violation of applicable law.

(b)        Each of the Borrower and the Subsidiaries is in compliance, in all material respects, with the USA PATRIOT Act.

(c)        No proceeds of any Loan will be authorized for use, directly, or to its knowledge indirectly, for any payments to any officer or employee of a government, or government-controlled entity, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended or any other applicable anti-bribery or anti-corruption law.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01      All Credit Events.  On the date of each Loan (each such event being called a “Credit Event”):

(a)        The Administrative Agent shall have received a Borrowing Request for such Loan as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).

(b)        The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(c)        At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing

(d)        On a pro forma basis giving effect to such Credit Event, the Borrower’s ratio of (i) the sum of (A) Eligible Accounts Receivable as of such date and (B) Unrestricted Cash as of such date to (ii) the Total Commitments as of such date is not less than 1.3 to 1.0.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) through (d) of this Section 4.01.

SECTION 4.02      First Credit Event.  On the Closing Date:

(a)        The Administrative Agent (or its counsel) and, where applicable, the Collateral Agent (or its counsel) shall have received (i) from each Loan Party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or PDF transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) duly executed copies (or facsimile or PDF copies) of the Loan Documents by each Loan Party party thereto, (iii) duly executed copies (or facsimile or PDF copies) of any promissory notes requested by a Lender pursuant to Section 2.04(e) at least two (2) Business Day prior to the Closing Date, payable to each such requesting Lender, (iv) on behalf of itself and the Lenders, a favorable written opinion of (A) Jones Walker LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, and (B) each local counsel listed on Schedule 4.02(a), in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, in each case (1) dated the Closing Date, (2) addressed to the Administrative Agent, the Collateral Agent and the Lenders, and (3) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent and the Collateral Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions and (v) a deposit account control agreement with respect to each Collateral Account in form and substance reasonably satisfactory to the Administrative Agent and duly executed by the Borrower.

(b)        All legal matters incident to this Agreement, the Loans and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent.

(c)        The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, certificate of formation or other constitutive documents, as applicable, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or, in each case, a comparable governmental official, if available); (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating, management or partnership agreement, as applicable, of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors, board of managers or members or other governing body, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or formation or other constitutive documents, as applicable, of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

(d)        The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b), (c) and (d) of Section 4.01.

(e)        Each of the Administrative Agent and the Collateral Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f)        The Collateral Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date.  The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Collateral Document.

(g)        Each document (including any Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other person (subject to Permitted Collateral Liens), shall have been filed, registered or recorded or delivered to the Administrative Agent in proper form for filing, registration or recordation.  The Collateral Agent shall have received all Pledged Collateral (as defined in the U.S. Security Agreement) required to be delivered to the Collateral Agent pursuant to the Security Agreement, together with undated proper instruments of assignment duly executed by the applicable Loan Party in blank and such other instruments or documents as are necessary to perfect the Collateral Agent’s Lien or as the Collateral Agent may reasonably request.

(h)        The Administrative Agent and the Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.06 or have been or will be contemporaneously released or terminated.

(i)         The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

(j)         The Lenders shall have received the financial statements and opinions referred to in Section 3.05, none of which shall demonstrate a material adverse change in the financial condition of the Borrower from (and shall not otherwise be materially inconsistent with) the financial statements or forecasts previously provided to the Lenders.

(k)        The Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, from the chief financial officer of the Borrower certifying that the Borrower and the Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent.

(l)         All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(m)       The Lenders shall have received, at least three Business Days prior to the Closing Date, to the extent requested sufficiently in advance thereof, an IRS Form W-9 (or other applicable tax form), and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(n)        To the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower sufficiently in advance thereof, a Beneficial Ownership Certification in relation to the Borrowers shall have received such Beneficial Ownership Certification.

(o)        After giving effect to the Transactions the Borrower shall have Unrestricted Cash of not less than $250.0 million and the Borrower shall deliver to the Administrative Agent a Certificate of Unrestricted Cash to that effect.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and Yield Maintenance Amounts and all other expenses or amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Restricted Subsidiaries to:

SECTION 5.01      Existence; Compliance with Laws; Businesses and Properties.  (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04; provided that any Subsidiary of the Borrower may be dissolved or liquidated in the ordinary course of business if it is no longer used or useful in the business of the Borrower or any Restricted Subsidiary.

(b)        Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted (including the FCPA and OFAC); and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.02     Insurance.  (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep all material property necessary to the business of the Borrower and its Restricted Subsidiaries in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted) with such exceptions as would not reasonably be expected to have a material adverse effect on the operations, business, properties or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, and (ii) furnish to the Collateral Agent, at the written request of the Administrative Agent, a complete description of the material terms of insurance carried on the Collateral Vessels.

(b)        The Borrower will, and will cause each of its Restricted Subsidiaries to:

(i)         insure and keep each Collateral Vessel insured or cause or procure the Collateral Vessel to be insured and to be kept insured at no expense to the Administrative Agent or the Collateral Agent in regard to (collectively, the “Insurances”):

(A)       hull and machinery (including increased value insurance);

(B)       war risks (including common conditions and exclusions);

(C)       protection and indemnity risks (including vessel pollution risks);

(D)       Mortgagee’s interest risks (including additional perils pollution);

(E)       loss of hire, to the extent reasonably deemed prudent by the Borrower in light of the cost of obtaining such insurance; and

(F)        such other insurances as a prudent owner of similar vessels of the same age and type would obtain or would legally be required to obtain when operating in the same trade and geographic area as such Collateral Vessel, as well as any insurances required to meet the requirements of the jurisdiction where such Collateral Vessel is employed with named windstorm coverage exclusions while a Collateral Vessel is operating in the Gulf of Mexico;

provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to procure or maintain any insurance otherwise required to be procured or maintained under this clause (b), if such insurance is not commercially available in the commercial insurance market.

(ii)        effect the Insurances or cause or procure the same to be effected:

(A)       in such amounts and upon such terms and with such deductibles as shipowners engaged in the same or similar business and similarly situated would deem commercially prudent under the circumstances; and

(B)       through the owner’s approved broker (the “Owner’s Insurance Broker”) and reputable independent insurance companies and/or underwriters (including mutual insurance schemes and /or captive insurance schemes) in Europe, North America, the Far East and other established insurance markets except that the insurances against protection and indemnity risks may be effected by the entry of the Collateral Vessels with protection and indemnity associations which are members of the International Group Agreement or, if the International Group Agreement has disbanded and there is no successor or replacement body of associations, other leading protection and indemnity associations and the insurances against war risks may be effected by the entry of the Collateral Vessels with leading war risks associations (hereinafter called the “Insurers”);

(iii)      renew or replace all such Insurances or cause or procure the same to be renewed or replaced before the relevant policies or contracts expire and to procure that the Owner’s Insurance Broker and/or the relevant protection and indemnity association or war risks association shall promptly confirm in writing to the Administrative Agent, upon its request, as and when each such renewal or replacement is effected;

(iv)       duly and punctually pay, or cause duly and punctually to be paid, all premiums, calls, contributions or other sums payable in respect of all such Insurances, to produce or to cause to be produced all relevant receipts when so required by the Administrative Agent or Collateral Agent, and duly and punctually to perform and observe or to cause duly and punctually to be performed and observed any other obligations and conditions under all such Insurances;

(v)        procure that all policies, binders, cover notes or other instruments of the Insurances referred to in clauses (A), (B) and (E) of clause (i) above shall be taken out in the name of the Borrower or any Subsidiary Guarantor or a Restricted Subsidiary, with the Collateral Agent as an additional insured (without liability for premiums), as their respective interests may appear, and shall incorporate a loss payable clause naming the Collateral Agent as loss payee prepared in compliance with the terms of the Insurance Assignment;

(vi)       procure that, upon request of the Administrative Agent or Collateral Agent, originals or copies of all such instruments of Insurances shall be from time to time delivered to the Administrative Agent or Collateral Agent after receipt by a Restricted Subsidiary or the Borrower thereof;

(vii)      not employ any Collateral Vessel or suffer any Collateral Vessel to be employed otherwise than in conformity with the terms of all policies, bindings, cover notes or other instruments of the Insurances (including any warranties express or implied therein) without first obtaining the written consent of the Insurers to such employment (if required by such Insurers) and complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe;

(viii)    cause any proceeds in respect of the Insurances referred to in paragraph (i) above (except clauses (C), (D) and, as applicable, (F) of such paragraph) to be paid to the Borrower or any Subsidiary Guarantor that then owns any Collateral Vessel or is an Internal Charterer (subject to provisions as to named insureds, additional insureds and loss payees in favor of the Collateral Agent as required by this Section 5.02);

(ix)       upon the request of the Administrative Agent or Collateral Agent, do all things necessary, proper and desirable, and execute and deliver all documents and instruments, to enable the Administrative Agent or Collateral Agent, as applicable, to collect or recover any moneys to become due in respect of the Insurances.

SECTION 5.03      Obligations and Taxes.  Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien (other than Permitted Collateral Liens) upon such properties or any part thereof; provided,  however, that such payment and discharge shall not be required with respect to any such obligation, claim or Tax so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien.

SECTION 5.04     Financial Statements, Reports, etc.  In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a)        within 120 days after the end of each fiscal year (or so long as the Borrower is then subject to Section 13(a) or 15(d) of the Exchange Act, by the time period required under the rules of the SEC for the filing of an annual report for each fiscal year), an annual report on Form 10-K (or any successor form) containing, whether or not required, the Borrower’s audited consolidated financial statements, a report thereon by the Borrower’s certified independent accountants and a Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”) for such fiscal year;

(b)        within 75 days after the end of each of the first three fiscal quarters of each fiscal year (or so long as the Borrower is then subject to Section 13(a) or 15(d) of the Exchange Act, by the time period required under the rules of the SEC for the filing of any quarterly reports for such fiscal quarter), reports on Form 10-Q (or any successor form)

containing, whether or not required, the Borrower’s unaudited quarterly consolidated financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flow) and an MD&A (or equivalent disclosure) for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding fiscal year);

(c)        within five Business Days after the end of each calendar month, a statement of Unrestricted Cash as of the end of such month, certified by a Financial Officer in the form of Exhibit E hereto;

(d)        concurrently with any delivery of financial statements under paragraph (a) or (b) of this Section 5.04, a certificate of the accounting firm (in the case of paragraph (a)) or Financial Officer (in the case of paragraph  (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) and, in the case of paragraphs (a) and (b), a certificate of a Financial Officer certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(e)        within 90 days after the beginning of each fiscal year of the Borrower (beginning with the fiscal year beginning January 1, 2020), a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f)        at or prior to such times as would be required to be filed or furnished to the SEC if the Borrower was subject to Section 13(a) or 15(d) of the Exchange Act (whether or not the Borrower is then subject to such requirements), current reports on Form 8-K that the Borrower would have been required to file or furnish pursuant thereto;

(g)        promptly after the request by any Lender or the Administrative Agent, all documentation and other information that such Lender or the Administrative Agent, as applicable, reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(h)        promptly after the reasonable request by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(i)         promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary of the Borrower, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender, acting through the Administrative Agent, may reasonably request;

(j)         at any time Loans are outstanding, within fifteen (15) days after the end of each month an accounts receivable report in such form and detail as the Administrative Agent may request;

(k)        within thirty (30) days after the end of each fiscal year, a desktop appraisal of all of the Borrower’s and its Subsidiaries’ Vessels; and

(l)         on or before the tenth (10th) day after delivery of the financial statements required by Section 5.04(a) and Section 5.04(b), at the request of the Administrative Agent, the Borrower shall host a call with the Administrative Agent and the Lenders to discuss the Borrower’s operating results for such quarter and such other matters reasonably requested by the Administrative Agent.

The Borrower shall be deemed to have furnished such reports referred to in clauses (a), (b) and (f) above to the Administrative Agent if the Borrower has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.  If, notwithstanding the foregoing, the SEC will not accept the Borrower’s filings for any reason, the Borrower will provide the reports referred to in clauses (a), (b) and (f) above to the Administrative Agent within the time periods that would apply to non-accelerated filers if the Borrower were required to file those reports with the SEC.

If the Borrower has designated any Unrestricted Subsidiaries, then the quarterly and annual financial information required by this Section 5.04 shall include a reasonably detailed presentation of the financial condition and results of operations of the Unrestricted Subsidiaries separate from the financial condition and results of operations of the Borrower and the Restricted Subsidiaries.

SECTION 5.05    Notices.  Promptly after any Officer of the Borrower obtains knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender) written notice of the following:

(a)        any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)        the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any of its Affiliates that could reasonably be expected to result in a Material Adverse Effect;

(c)        the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)        the termination of any Material Contract prior to completion of the services or work to be performed or completed thereunder; and

(e)        any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06   Information Regarding Collateral.  (a) Furnish to the Administrative Agent prompt written notice (and in any event within 30 calendar days or such longer period as the Administrative Agent shall agree in its sole discretion) of any change (i) in any Loan Party’s corporate name, (ii) in any Loan Party’s identity or corporate structure or (iii) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number. The Borrower agrees to provide the Administrative Agent with prior written notice (or such later notice as the Administrative Agent shall agree in its sole discretion) of any change in the jurisdiction of organization or formation of any Loan Party.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made within the relevant time frame under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)        Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent, with a copy to the Collateral Agent, a certificate of a Financial Officer of the Borrower setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

SECTION 5.07    Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all material dealings and transactions in relation to its business and activities.  Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect, at the cost of the Borrower, the financial records and the properties of such Person at reasonable times during normal business hours and as often as reasonably requested (but no more than twice per fiscal year of the Borrower, unless an Event of Default has occurred and is continuing at the time of such visit) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor.

SECTION 5.08     Use of Proceeds.  Use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

SECTION 5.09     Employee Benefits.  (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any Officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $1,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

SECTION 5.10    Compliance with Environmental Laws.  Comply, and use commercially reasonable efforts to cause all lessees and other Persons occupying or operating any properties of the Borrower or the Subsidiaries to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all environmental permits necessary for its operations and properties; and conduct any response or remedial action required under and in accordance with Environmental Laws; provided,  however, that none of the Borrower or the Subsidiaries shall be required to undertake any response or remedial action required under Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings, and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11     Preparation of Environmental Reports.  If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without the Borrower or any Restricted Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental compliance audit or other assessment report regarding the matters which are the subject of such Default, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials or other violations of Environmental Laws and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12    Further Assurances.  Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Collateral Documents.  If, after the Closing Date, (i) the Borrower acquires or creates any Restricted Subsidiary (other than an Immaterial Subsidiary), (ii) as of the date of any financial statements delivered pursuant to Section 5.04, a Restricted Subsidiary that was previously an Immaterial Subsidiary has ceased to meet the definition thereof (but remains a Restricted Subsidiary), or (iii) a third party consent is no longer required in order for PIDWAL to provide a Guarantee (but PIDWAL remains a Restricted Subsidiary and is not an Immaterial Subsidiary), or, with respect to PDVIII and PDSI, the Zonda Release Date occurs, then the Borrower will cause PIDWAL or such other Subsidiary, as the case may be, to, within 20 Business Days of such event, become a Loan Party and execute amendments to the Collateral Documents pursuant to which it will grant a Lien on any Collateral held by it in favor of the Collateral Agent, for the benefit of the Lenders, and become a Collateral Grantor thereunder, and cause such Liens to be perfected as required thereby.  The Borrower will not be obligated to seek to obtain any third party consent for PIDWAL to provide a guarantee.  The Borrower shall, and shall cause each other Collateral Grantor to, at the Borrower’s sole cost and expense:  (a) at the request of the Administrative Agent, execute and deliver all such agreements and instruments and take all further action as may be reasonably necessary or desirable (i) to describe more fully or accurately the property intended to be Collateral or the obligations intended to be secured by any Collateral Document and/or (ii) to continue and maintain the Collateral Agent’s first-priority perfected security interest in the Collateral (subject to Permitted Collateral Liens); and (b) at the request of the Administrative Agent, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Documents.  Such security interests and Liens will be created under the Collateral Documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Collateral Agent, within 60 days or such longer period as the Administrative Agent may agree in its sole discretion, all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 5.12.  The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Restricted Subsidiaries of an ownership interest in  real property (or any interest in real property) having a Fair Market Value in the aggregate in excess of $25,000,000.

SECTION 5.13      Designation of Restricted and Unrestricted Subsidiaries.  (a) The Board of Directors of the Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(i)         the Borrower would be permitted to make (i) a Permitted Investment or (ii) an Investment pursuant to Section 6.01, in either case, in an amount equal to the Fair Market Value of all outstanding Investments owned by the Borrower and the Restricted Subsidiaries in such Subsidiary at the time of such designation;

(ii)        such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary”;

(iii)      the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default and no Default or Event of Default would be in existence following such designation;

(iv)       at the time of and after giving effect to such designation and Investment the Vessel Fleet Value is greater than $500.0 million; and

(v)        the Borrower delivers to the Administrative Agent a certified copy of a resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions.

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 6.01 or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower.

If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary, then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary and any Liens on the assets of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness or Liens are not permitted to be Incurred as of such date under Section 6.03, the Borrower or the applicable Restricted Subsidiary will be in default of such Section.

(b)        The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if:

(i)         the Borrower and the Restricted Subsidiaries may Incur the Indebtedness and Liens (and the Borrower and the Restricted Subsidiaries shall be deemed to Incur such Indebtedness and Liens upon such designation) of such Subsidiary under Sections 6.03 and 6.06;

(ii)        the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default and no Default or Event of Default would be in existence following such designation; and

(iii)      the Borrower delivers to the Administrative Agent a certified copy of a resolution of the Board of Directors of the Borrower giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and Yield Maintenance Amounts and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing:

SECTION 6.01      Limitation on Restricted Payments.  (a)  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(i)         declare or pay any dividend or make any other payment or distribution on account of Equity Interests of the Borrower or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger, consolidation or amalgamation involving the Borrower or any of the Restricted Subsidiaries) or to the

direct or indirect holders of the Borrower’s or any of the Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower and other than dividends or distributions payable to the Borrower or any other Restricted Subsidiary (and, if such Restricted Subsidiary has holders of Equity Interests other than the Borrower or other Restricted Subsidiaries, to its other holders of Equity Interests on a pro rata basis or on a basis that is more favorable to the Borrower and its Restricted Subsidiaries than pro rata));

(ii)        purchase, repurchase, redeem, retire or otherwise acquire for value (including, without limitation, in connection with any merger, consolidation or amalgamation involving the Borrower) any Equity Interests of the Borrower held by any Person (other than any such Equity Interests held by the Borrower or any Restricted Subsidiary) or any Equity Interests of any Restricted Subsidiary held by an affiliate of the Borrower (other than Equity Interests held by the Borrower or any Restricted Subsidiary) (in each case other than in exchange for Equity Interests of the Borrower that do not constitute Disqualified Stock);

(iii)      make any cash interest payment on or with respect to, or make any principal or premium payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Material Junior Debt; or

(iv)       make any Restricted Investment

(all such payments and other actions set forth in these clauses (i) through (iv) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A)       no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B)       the Borrower could Incur, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, at least $1.00 of additional Indebtedness pursuant to clause (ii) of Section 6.03(b);

(C)       the Vessel Fleet Value is greater than $500.0 million; and

(D)       such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries since the Escrow Release Date (excluding Restricted Payments permitted by clauses (ii) through (xiii) of Section 6.01(b)), is less than the sum, without duplication, of:

(1)        50% of the Borrower’s Consolidated Net Income on a consolidated basis for the period (taken as one accounting period) beginning on the first day of the first fiscal quarter after the Escrow Release Date during which the Borrower’s Consolidated Net

Income is positive (the “Builder Basket Start Date”) and ending on the last day of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)        100% of the aggregate net cash proceeds or the Fair Market Value of assets other than cash, in each case received by the Borrower or any Restricted Subsidiary from any Person other than the Borrower or any of its Subsidiaries since the Builder Basket Start Date as a contribution to its common equity capital or from the issue or sale of the Equity Interests (other than Disqualified Stock and other than any Plan Equity) of the Borrower or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower, in each case that have been converted into or exchanged for Equity Interests (other than Disqualified Stock) of the Borrower (other than Equity Interests, Disqualified Stock or debt securities sold to a Subsidiary of the Borrower); plus

(3)        to the extent that any Restricted Investment that was made after the Builder Basket Start Date pursuant to this paragraph is sold or disposed of for cash or Cash Equivalents or otherwise cancelled, liquidated or repaid for cash or Cash Equivalents, the lesser of (i) the return of capital received in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(4)        to the extent that any Unrestricted Subsidiary designated as such after the Builder Basket Start Date pursuant to this paragraph is redesignated as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Restricted Investment made by the Borrower or any of the Restricted Subsidiaries in such Subsidiary as of the date of such redesignation and (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Builder Basket Start Date.

(b)        Provided that at the time of and after giving effect to any Restricted Payment under this Section 6.01(b) the Vessel Fleet Value is greater than $500.0 million, the provisions of Section 6.01(a) will not prohibit:

(i)         the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or the date of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(ii)        so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock and any other Plan Equity) or from the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (iv)(D)(1) of Section 6.01(a) above;

(iii)      the repurchase, redemption, defeasance or other acquisition or retirement for value of Material Junior Debt with the net cash proceeds from a substantially concurrent Incurrence of Permitted Refinancing Indebtedness;

(iv)       so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower held by any current or former officer, director or employee of the Borrower or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, employee stock ownership plan or similar trust, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2 million in any calendar year (with any portion of such $2 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount);

(v)        the purchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants, rights to acquire Equity Interests or other convertible securities, to the extent such Equity Interests represent a portion of the exercise or conversion price thereof or the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower held by any current or former officers, directors or employees of the Borrower or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(vi)       any purchase, redemption, defeasance or other acquisition or retirement of any Material Junior Debt from proceeds of an Asset Sale or the Zonda Arbitration or in the event of a Change of Control, in each case only if prior to or simultaneously with such purchase, redemption, defeasance or other acquisition or retirement, the Borrower or a Restricted Subsidiary has made the Asset Sale Offer, Zonda Offer or Change of Control Offer (each, as defined in the First Lien Indenture), as applicable, as provided in the First Lien Indenture and has completed the repurchase of all First Lien Notes validly tendered for payment in connection with such Asset Sale

Offer, Zonda Offer or Change of Control Offer in accordance with the requirements of the First Lien Indenture;

(vii)      so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower or any Preferred Stock of any Restricted Subsidiary of the Borrower issued on or after the Closing Date in accordance with Section 6.03;

(viii)    cash payments in lieu of the issuance of fractional shares, or payments to dissenting stockholders (a) pursuant to applicable law or (b) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Agreement;

(ix)       so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, any Restricted Payment so long as the amount of such Restricted Payment, together with the aggregate amount of all other Restricted Payments made under this clause (ix) since the Closing Date, does not exceed $15 million;

(x)        so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, any Restricted Payment so long as, at the time of, and after giving effect to, such Restricted Payment, the Borrower’s First Lien Leverage Ratio does not exceed 2.0 to 1.0;

(xi)       so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the payment in cash of interest on, or any principal or premium payment with respect to, or the repurchase, redemption, defeasance or other acquisition or retirement for value of, Material Junior Debt; provided that the aggregate amount of such payments may not exceed $30 million in any calendar year;

(xii)      so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, the payment in cash of interest on Material Junior Debt, so long as, at the time of, and after giving effect to, such payment, the Borrower’s Consolidated Interest Coverage Ratio is at least 1.75 to 1.0; and

(xiii)    so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, (x) the repurchase, redemption, defeasance or other acquisition or retirement for value of Material Junior Debt and (y) Investments in any Person (including an Unrestricted Subsidiary); provided that the sum of (I) the aggregate amount of payments made pursuant to the foregoing clause (x) and (II) the aggregate Fair Market Value of Investments made pursuant to the foregoing clause (y), when taken together with all other Investments made pursuant to such clause (y) that are at the time outstanding (in each case, measured on the date each such Investment was made and without giving effect to subsequent changes in value), shall not exceed $75 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  For purposes of determining compliance with this Section 6.01, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in Section 6.01(a) or the preceding clauses (i) through (xiii) of this Section 6.01(b) or as a Permitted Investment, the Borrower will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 6.01.

SECTION 6.02     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.  (a)  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to become effective any consensual encumbrance or restriction on the ability of any of the Restricted Subsidiaries to:

(i)         pay dividends or make any other distributions on its Capital Stock to the Borrower or any of the Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any of the Restricted Subsidiaries; provided that the priority that any series of preferred stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this Section 6.02;

(ii)        make loans or advances to the Borrower or any of the Restricted Subsidiaries; or

(iii)      sell, lease or transfer any of its properties or assets to the Borrower or any of the Restricted Subsidiaries (all such actions set forth in these clauses (i) through (iii) above being collectively referred to as “Intercompany Transfers”).

(b)        The restrictions in Section 6.02(a) will not apply to encumbrances or restrictions on the ability of any of the Restricted Subsidiaries to make Intercompany Transfers existing under or by reason of:

(i)         agreements governing Indebtedness as in effect on the Closing Date;

(ii)        restrictions contained in, or in respect of, Hedging Obligations permitted to be Incurred by this Agreement;

(iii)      this Agreement, the First Lien Indenture, the Second Lien Note Indenture, the Intercreditor Agreement, the other Collateral Documents, the First Lien Notes, the Second Lien Notes and the guarantees thereof;

(iv)       applicable law, rule, regulation or order;

(v)        any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be Incurred;

(vi)       customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(vii)      purchase money obligations for property acquired in the ordinary course of business, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or mortgaged or leased of the nature described in clause (iii) of Section 6.02(a);

(viii)    any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the assets of any Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(ix)       Liens permitted to be Incurred under the provisions of Section 6.06 that limit the right of the debtor to dispose of the assets subject to such Liens;

(x)        provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(xi)       restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(xii)      any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (iii), (v) or (vii) of this Section 6.02(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(xiii)    encumbrances or restrictions of the nature described in clause (iii) of Section 6.02(a) with respect to property under a charter, lease or other agreement that has been entered into in the ordinary course for the employment, charter or other hire of such property; and

(xiv)     instruments governing Indebtedness that is permitted to be Incurred subsequent to the Closing Date pursuant to Section 6.03;  provided that, at the time such Indebtedness is Incurred, either (a) such encumbrance or restriction is customary for financings of the same type, and such restrictions would not reasonably be expected to materially impair the Borrower’s ability to make scheduled payments of interest and principal on the Indebtedness under the Loan Documents when due or any Guarantor’s ability to make payment under its Guarantee, as determined in good faith by the Board of Directors of the Borrower or a Financial Officer of the Borrower, or (b) the restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Agreement, as determined in good faith by the Board of Directors or a Financial Officer of the Borrower.

SECTION 6.03    Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.  (a)  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “Incur,” and “Incurrence,” “Incurred”  and “Incurring”  shall have meanings correlative to the foregoing) any Indebtedness (including Acquired Debt) or issue any Disqualified Stock, and the Borrower will not permit any of the Restricted Subsidiaries to issue any shares of Preferred Stock.

(b)        The provisions of Section 6.03(a) will not, however, prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”); provided that prior to and after the incurrence of Indebtedness in clauses (ii), (iii), (xi) and (xiii) of this Section 6.03(b) the Vessel Fleet Value is greater than $500.0 million:

(i)         the Incurrence by the Borrower or any Guarantor of Indebtedness under the Initial First Lien Notes, the Second Lien PIK Notes issued on the Issue Date, the Indebtedness under the Loan Documents and the guarantees thereof;

(ii)        the Incurrence by the Borrower or any Guarantor for the purpose of an acquisition or capital expenditure of Indebtedness under one or more Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower or such Guarantor thereunder) or in the form of one or more guarantees of Indebtedness of one or more Unrestricted Subsidiaries; provided, that after giving pro forma effect thereto (including the application of proceeds therefrom), (i) if such Indebtedness is not First Lien Debt, the aggregate amount of Consolidated Total Indebtedness of the Borrower and the Restricted Subsidiaries (including any outstanding First Lien Notes, Second Lien PIK Notes, Indebtedness hereunder and any Permitted Refinancing Indebtedness in respect thereof, but excluding intercompany Indebtedness permitted by clause (v) below) shall not exceed the product of (x) $250.0 million and (y) the number of 6th or 7th (or later) generation Vessels owned by the Borrower or any Guarantor at the time of Incurrence or (ii) if such Indebtedness is First Lien Debt, the aggregate amount of Consolidated Total Indebtedness of the Borrower and the Restricted Subsidiaries that is First Lien Debt (including any outstanding First Lien Notes, Indebtedness hereunder and any Permitted Refinancing Indebtedness in respect thereof, but excluding intercompany Indebtedness permitted by clause (v) below) shall not exceed the sum of (1) the product of (x) $50.0 million and (y)

the number of 6th or 7th (or later) generation Unqualified Vessels owned by the Borrower or any Guarantor at the time of Incurrence and (2) the product of (x) $150.0 million and (y) the number of Qualified Vessels owned by the Borrower or any Guarantor at the time of Incurrence;

(iii)      the Incurrence by the Borrower or any Guarantor of Indebtedness for the purpose of financing all or any part of the purchase price of the drillship known as the Pacific Zonda, and Permitted Refinancing Indebtedness in respect thereof, in an amount, including all such Permitted Refinancing Indebtedness, not to exceed $150.0 million at any time outstanding;

(iv)       the Incurrence by the Borrower or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be Incurred under clause (i) or (ii) of this paragraph or this clause (v);

(v)        the Incurrence by Borrower or any Restricted Subsidiary of intercompany Indebtedness between or among the Borrower and any of the Restricted Subsidiaries; provided, however, that:

(A)       if the Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the First Lien Notes and the Indebtedness under the Loan Documents, in the case of the Borrower, or the applicable guarantees, in the case of a Guarantor; and

(B)       upon any (i) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary, or (ii) sale or other transfer of any such Indebtedness to a Person that is not the Borrower or a Restricted Subsidiary, the exception provided by this clause (v) shall no longer be applicable to such Indebtedness and such Indebtedness will be deemed to have been Incurred at the time of any such issuance, sale or transfer;

(vi)       the Incurrence by the Borrower or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business and not for (A) Hedging Obligations of the type in clause (3) of the definition thereof other than for fuel of the type used by the Borrower and its Subsidiaries in their business or (B) speculative purposes;

(vii)      the guarantee by the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the First Lien Notes, the Indebtedness under the

Loan Documents or a guarantee thereof, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(viii)    the Incurrence by the Borrower or any Restricted Subsidiary of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, and performance, customs, importation and surety bonds or other Indebtedness of a like nature, in each case in the ordinary course of business;

(ix)       the Incurrence by the Borrower or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(x)        the Incurrence by the Borrower or any Restricted Subsidiary of Indebtedness arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or any Restricted Subsidiary pursuant to such agreements, in each case, Incurred in connection with the acquisition or disposition of any business, assets or the Capital Stock of a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or the Capital Stock of a Subsidiary for the purpose of financing such acquisition; provided, however, that, in the case of a disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value)) actually received by the Borrower and the Restricted Subsidiaries in connection with such disposition;

(xi)       the Incurrence by the Borrower or any Restricted Subsidiary of Indebtedness not otherwise permitted pursuant to clauses (i) through (x) above or clause (xii) or (xiii) below in an amount, together with any other Indebtedness Incurred pursuant to this clause (xi) then outstanding, not in excess of $50.0 million; provided that such Indebtedness incurred pursuant to this clause (xi) shall be used to fund (A) capital expenditures, (B) asset acquisitions or (C) costs associated with preparing a stacked Vessel for work under an executed contract for such Vessel;

(xii)      Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations (or any guarantee thereof or indemnity with respect thereto), in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Borrower or any Restricted Subsidiary, and Permitted Refinancing Indebtedness in respect thereof, in an amount, including all such Permitted Refinancing Indebtedness, not to exceed $50 million at any time outstanding; and

(xiii)    Acquired Debt; provided that, after giving pro forma effect to the relevant transaction (A) no Default or Event of Default shall have occurred and be continuing and (B) the Borrower could Incur at least $1.00 of additional Indebtedness pursuant to clause (ii) above.

For purposes of determining compliance with this Section 6.03, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiii) above, the Borrower or the applicable Restricted Subsidiary will be permitted to classify such item of Indebtedness (or any portion thereof) on the date of its Incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.03.  The accrual of interest or Preferred Stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms (including the payment of “PIK” interest with respect to the Second Lien PIK Notes, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of the Borrower as accrued.

The amount of any Indebtedness outstanding as of any date will be:

(i)         the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii)        the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii)       in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)       the Fair Market Value of such assets at the date of determination; and

(B)       the amount of the Indebtedness of the other Person; and

(iv)       in the case of Hedging Obligations, the termination value of the agreement or arrangement giving rise to such Hedging Obligations that would be payable by the specified Person at such date.

(c)        Notwithstanding anything to the contrary in this Agreement, the Borrower will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) that is subordinated or junior in right of payment to any Indebtedness of the Borrower or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the First Lien Notes and the Indebtedness under the Loan Documents or such Guarantor’s guarantee thereof to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Borrower or such Guarantor, as the case may be.

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in another currency will be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than Dollars, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this Section 6.03, the maximum amount of Indebtedness that the Borrower or the applicable Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Notwithstanding anything to the contrary in this Agreement, the Borrower shall not, and shall not permit any Restricted Subsidiary to, Incur any First Lien Debt with payment priority with respect to the First Lien Notes pursuant to the Collateral Agency Agreement or otherwise, other than Indebtedness under this Agreement.

SECTION 6.04      Limitation on Asset Sales.  (a)  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale unless:

(i)         the Borrower or the Restricted Subsidiary, as the case may be, receives consideration at the time of consummation of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)        at least 75% of the consideration received in such Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash or Cash Equivalents;

provided, that the foregoing requirements shall not apply with respect to any Involuntary Transfer.

(b)        For purposes of Section 6.04(a), each of the following will be deemed to be cash:

(i)         any Indebtedness or other liabilities, as shown on the Borrower’s most recent consolidated balance sheet, of the Borrower or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the First Lien Notes, the Indebtedness under the Loan Documents or any guarantee thereof) that are assumed, repaid or retired by the transferee of any such assets so long as the Borrower or such Restricted Subsidiary is released from further liability in respect thereof; and

(ii)        any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are, within 180 days after receipt thereof, converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

(c)        Subject to Section 2.11(c), within 365 days after the receipt of any Net Proceeds from an Asset Sale (including, without limitation, an Involuntary Transfer), the Borrower or the applicable Restricted Subsidiary, as the case may be, shall apply such Net Proceeds at its option to any combination of the following:

(i)         to repay Indebtedness under this Agreement and correspondingly reduce commitments with respect thereto or to repurchase, repay or prepay (or offer to repurchase, repay or prepay) other First Lien Debt in accordance with its terms;

(ii)        to acquire all or substantially all of the assets of, or any Capital Stock of, any Person primarily engaged in a Permitted Business, if, in the case of any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary as a result of such acquisition;

(iii)      to make a capital expenditure that is used or useful in a Permitted Business; or

(iv)       to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels, related assets and any related Ready for Sea Costs) or make any deposit, installment or progress payment in respect of such assets or payment of any related Ready for Sea Costs, provided that (x) a binding commitment made within the 365-day period described above by the Borrower or the applicable Restricted Subsidiary to apply Net Proceeds from an Asset Sale in accordance with clauses (ii), (iii) and/or (iv) above shall satisfy the requirements of such clauses with respect to such Net Proceeds so long as such Net Proceeds are actually so applied within 545 days from the receipt thereof from such Asset Sale and (y) if all or any portion of the assets sold or transferred in such Asset Sale constituted Collateral, in the case of any application of Net Proceeds pursuant to clause (ii), (iii) or (iv) above, the Borrower shall, or shall cause the applicable Restricted Subsidiary to, pledge any assets (including, without limitation, any acquired Capital Stock) acquired with such Net Proceeds to secure the First Lien Obligations on a first-priority secured basis (subject to the payment priority in favor of the Lenders hereunder and subject to Permitted Collateral Liens) pursuant to the Collateral Documents in accordance with this Agreement.

(d)        Pending the final application of any Net Proceeds, the Borrower or the applicable Restricted Subsidiary may apply the Net Proceeds to temporarily reduce outstanding revolving credit Indebtedness of the Borrower or any of the Restricted Subsidiaries, respectively, or invest the Net Proceeds in cash and Cash Equivalents.

SECTION 6.05      Limitation on Transactions with Affiliates.  (a)  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”) involving, with respect to any such transaction or series of related transactions, payments or consideration in excess of $1 million, unless:

(i)         the Affiliate Transaction is on terms that are either (a) no less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable arm’s-length transaction by the Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of the Borrower or (b) if, in the good faith judgment of the Borrower’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrower or the relevant Restricted Subsidiary from a financial point of view; and

(ii)        the Borrower delivers to the Administrative Agent:

(A)       with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25 million, a resolution of the Board of Directors of the Borrower accompanied by an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 6.05 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Borrower; and

(B)       with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, an opinion issued to the Board of Directors of the Borrower by an accounting, appraisal or investment banking firm of international standing or generally recognized in the shipping or offshore drilling industries as qualified to perform the tasks for which such firm has been engaged as to the fairness to the Borrower or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view or that the terms of such Affiliate Transaction are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable arm’s-length transaction by the Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of the Borrower.

For the avoidance of doubt, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration of $25 million or less, the determination that such Affiliate Transaction or series of Affiliate Transactions complies with this Section 6.05 may be made by a Financial Officer of the Borrower.

(b)        The following items will not be deemed to be Affiliate Transactions, as applicable, and, therefore, will not be subject to the provisions of Section 6.05(a):

(i)         any employment agreement, employee benefit plan, compensation plan or arrangement, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(ii)        payment of reasonable directors’ fees to directors of the Borrower or any Restricted Subsidiary;

(iii)      transactions solely between or among the Borrower and/or any of its Restricted Subsidiaries;

(iv)       the issuance or sale of Equity Interests (other than Disqualified Stock) of the Borrower to, or receipt of capital contributions from, Affiliates of the Borrower;

(v)        loans or advances to employees of the Borrower or any Restricted Subsidiary in the ordinary course of business not to exceed $2 million in the aggregate at any one time outstanding;

(vi)       transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(vii)      Permitted Investments (other than Investments permitted by clause (3) of the definition thereof) and Restricted Payments that do not violate the provisions of Section 6.01;

(viii)    transactions between the Borrower or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Borrower or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Borrower or such Restricted Subsidiary, as applicable, on any matter involving such other Person; and

(ix)       any agreement as in effect on the Closing Date or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Lenders).

SECTION 6.06     Limitation on Liens.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist (i) any Lien of any kind on any Collateral for the Indebtedness under the Loan Documents, except for Permitted Collateral Liens, or (ii) any Lien of any kind securing Indebtedness on any of its property or assets that are not Collateral for the Indebtedness under the Loan Documents, except for Permitted Liens.

SECTION 6.07      Business Activities.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, engage in any business other than Permitted

Businesses, except to such extent as would not be material to the Borrower and the Restricted Subsidiaries taken as a whole.

SECTION 6.08      Rights to Earnings from the Collateral Vessels.

(a)        The Borrower shall not permit any of its Subsidiaries (other than any Guarantor) to be or become party to a Drilling Contract in respect of a Collateral Vessel (including as a charterer of a Collateral Vessel) or otherwise hold the right to directly receive any Earnings or any other Related Assets with respect to a Collateral Vessel; provided that a Local Content Subsidiary may be a party to a Drilling Contract in respect of a Collateral Vessel or otherwise hold the right to receive Earnings or Related Assets with respect to a Collateral Vessel to the extent required by any law or regulation of any applicable jurisdiction, so long as such Local Content Subsidiary does not receive more than 20% of the Earnings or Related Assets with respect to such Collateral Vessel.  The Borrower shall, or shall cause one or more of the Guarantors to, at all times maintain the Earnings Accounts, and each Earnings Account shall at all times be in the name of the Borrower or a Guarantor.

(b)        The Borrower shall at all times cause all such Earnings (except for the Earnings received by a Local Content Subsidiary to the extent permitted by Section 6.08(a)) from the Drilling Contracts in respect of a Collateral Vessel to be deposited into or forwarded to the Earnings Accounts.

SECTION 6.09      Limitation on Certain Agreements.  The Borrower shall not permit any Collateral Grantor to enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than (i) the Indebtedness under the Loan Documents, (ii) the First Lien Notes, (iii) any other First Lien Obligations, (iv) the Second Lien PIK Notes or (v) otherwise as may be permitted or required by this Agreement or the Collateral Documents, including with respect to any Permitted Collateral Liens; provided that any such agreement may be entered into to the extent it permits such proceeds to be applied to First Lien Obligations prior to or instead of such other Indebtedness.

SECTION 6.10      Fiscal Year.  The Borrower will not change its fiscal year-end to a date other than December 31.

ARTICLE VII

Events of Default

SECTION 7.01      Events of Default.  In case of the happening of any of the following events (each, an “Event of Default”):

(a)        any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading (i) in the case of representations and warranties qualified as to materiality, in any respect or (ii) otherwise, in any material respect, in each case when so made, deemed made or furnished;

(b)        default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)        default shall be made in the payment of any interest on any Loan or any Fee, Yield Maintenance Amount or any other amount (other than an amount referred to in (b) of this Section 7.01) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d)        default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08 or in Article VI;

(e)        default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)        (i)  the Borrower or any Restricted Subsidiary shall fail to pay any principal, interest or other amount due in respect of any Material Indebtedness, when and as the same shall become due and payable or (ii) any other event or condition occurs that results in the acceleration of any Material Indebtedness prior to its scheduled maturity or that results in the termination of any Hedging Obligation the obligations under which constitute Material Indebtedness; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g)        other than as contemplated by the Zonda Plan with respect to PDVIII and PDSI, an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Restricted Subsidiary, or of a substantial part of the property or assets of the Borrower, or a Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of the Borrower or any Restricted Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)        other than as contemplated by the Zonda Plan with respect to PDVIII and PDSI, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of the property or assets of the Borrower or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)         other than judgments against PDVIII and/or PDSI resulting from the Zonda Arbitration, one or more judgments shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Restricted Subsidiary of the Borrower to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny or fail to acknowledge coverage) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j)         an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates that could reasonably be expected to have a Material Adverse Effect;

(k)        any Guarantee under the Guarantee Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Subsidiary Guarantor shall deny in writing that it has any further liability under the Guarantee Agreement (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);

(l)         any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates delivered to the Collateral Agent representing securities pledged under the Security Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy;

(m)       there shall have occurred a Change of Control; or

(n)        so long as any First Lien Notes or Junior Lien Debt remains outstanding, the provisions of the Collateral Agency Agreement or the Intercreditor Agreement,

respectively, shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder, unless the same results directly from the action or inaction of the Administrative Agent;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest and Yield Maintenance Amount thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, to the fullest extent permitted by applicable law, by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest and any Yield Maintenance Amount thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

Agency

SECTION 8.01    Appointment and Authority.  Each of the Lenders hereby irrevocably appoints (i) Angelo, Gordon Energy Servicer, LLC, to act on its behalf as the Administrative Agent and (ii) Wilmington Trust, National Association, to act on its behalf as the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”), in each case, hereunder and under the other Loan Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as otherwise provided in Section 8.06(b), the provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02      Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary of the Borrower or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03     Exculpatory Provisions.  (a)  Neither Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, neither Agent:

(i)         shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)        shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)      shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b)        Neither Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.07, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Agents shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent in writing by the Borrower or a Lender.

(c)        The Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this

Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agents.

SECTION 8.04      Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05     Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by such Agent.  Each Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub‑agent and to the Related Parties of each Agent and any such sub‑agent, and shall apply to their respective activities in connection with the arranging of the Credit Facilities provided for by this Agreement as well as activities as an Agent.  Neither Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

SECTION 8.06      Resignation of Agents.  (a)  Each Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which, in the case of the Administrative Agent, shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)        If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)        With effect from the Resignation Effective Date (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent is appointed as provided for above.  Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor Agent.  After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

SECTION 8.07    Non-Reliance on Agents and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08     Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and the Collateral Agent and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and the Collateral Agent under Sections 2.05 and 9.04) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.04.

SECTION 8.09      Collateral and Guarantee Matters.  (a)  The Bank Secured Parties irrevocably authorize and direct (i) the Collateral Agent to execute and deliver the Security Agreement and to exercise and enforce its rights and remedies and perform its obligations thereunder and (ii) the Administrative Agent to execute and deliver the Guarantee Agreement and to exercise and enforce its rights and remedies and perform its obligations thereunder and to release any Subsidiary Guarantor from its obligations under the Guarantee Agreement if such Person ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guarantee Agreement pursuant to this Section 8.09(a) and the Collateral Agent’s authority to release any Collateral from the Lien of the Collateral Agent pursuant to Section 9.18 of the Security Agreement.

No Bank Secured Party other than the Administrative Agent (or any sub-agent thereof), as applicable, shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Loan Document Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent or the Administrative Agent (or any sub-agent thereof), as applicable, on behalf of the Bank Secured Parties in accordance with the terms thereof

(b)        The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Administrative Agent, the Lenders or any other Person for any failure to monitor or maintain any portion of the Collateral or monitor or maintain the perfection of the Collateral Agent’s Lien on any Collateral.

SECTION 8.10     Security Agreement.  Each Lender agrees that it will be bound by, and shall take no actions contrary to (and shall take all actions required by), the provisions of the Security Agreement, the Collateral Agency Agreement and the Intercreditor Agreement and authorizes (i) the Administrative Agent to enter into the Collateral Agency Agreement and the Intercreditor Agreement on its behalf and (ii) the Collateral Agent to enter into the Security Agreement, the Collateral Agency Agreement and the Intercreditor Agreement on its behalf and to act on its behalf to the extent set forth in the Collateral Documents.  The Lenders acknowledge that the Collateral Agency Agreement provides for the allocation of proceeds of Collateral among the Secured Parties as set forth therein and contains limits on the ability of the Administrative Agent and the Lenders to take remedial actions with respect to the Collateral.  The Lenders acknowledge that the Secured Obligations are secured by the Collateral on a pari passu basis to the extent set forth in the Security Agreement and the Collateral Agency Agreement and the ability of the Collateral Agent to take remedial actions with respect to the Collateral is subject to the provisions of the Collateral Agency Agreement and the Intercreditor Agreement.

SECTION 8.11      Certain ERISA Matters.

(a)        Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)         such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)      (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such

Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)       such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)        In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE IX

Miscellaneous

SECTION 9.01      Notices; Effectiveness; Electronic Communication.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) of this Section 9.01), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)         if to the Borrower or to any other Loan Party, to it at 11700 Katy Fwy, #175, Houston, Texas 77079, Attention:  Chief Financial Officer, Email:  j.harris@pacificdrilling.com;

(ii)        if to the Administrative Agent, to Angelo, Gordon Energy Servicer, LLC, angelogordonagency@cortlandglobal.com;

(iii)      if to the Collateral Agent, to Wilmington Trust, National Association, Global Capital Markets, 15950 North Dallas Parkway, Suite 550, Dallas, Texas 75248, Attention: Pacific Drilling Administrator, Email: sgoffinet@wilmingtontrust.com, Fax: (888) 316-6238;; and

(iv)       if to a Lender, to it at its address set forth in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) of this Section 9.01, shall be effective as provided in said paragraph (b).

(b)        Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its or their discretion, agree to accept notices and other communications to it or them hereunder by electronic communications pursuant to procedures approved by it or them; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)        Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)        Platform.

(i)         The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)        The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Agents or any of their Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 9.01, including through the Platform.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the e-mail address referred to in this paragraph has not been provided by the Administrative Agent to the Borrower, that it will, or will cause the Subsidiaries to, provide the Communications to the Administrative Agent in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an e-mail address as directed by the Administrative Agent.  In addition, the Borrower agrees, and agrees to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner otherwise specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.13); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor” and shall post the same only on such portion.  Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information:  (A) the Loan Documents and (B) notification of changes in the terms of the Credit Facilities provided for by this Agreement.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02      Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Yield Maintenance Amount or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  The provisions of Sections 2.12, 2.16 (subject to the requirements of Section 2.16) and 9.04 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03     Successors and Assigns.  (a)  Successors and Assigns Generally.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.03,

(ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.03, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 9.03 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement or the other Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.03, the Collateral Agent and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)        Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)         Minimum Amounts.

(A)       in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 9.03 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)       in any case not described in paragraph (b)(i)(A) of this Section 9.03, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed).

(ii)        Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)      Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 9.03 and, in addition, the consent of (A) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment if such assignment is to a Person that is not a Lender and (B) during the Effective Availability Period and as long as no Default or Event of Default exists at such time, the

Borrower; provided that the consent of the Borrower shall be solely based on the ability of the assignee to meet the funding obligations set forth herein (such consent not to be unreasonably withheld, conditioned or delayed).

(iv)       Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire an IRS Form W-9 or and any tax forms required by applicable law or reasonably requested by the Administrative Agent to support such assignee’s position that no withholding is required in respect of any amount received hereunder and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act.

(v)        No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)       No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)      Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 9.03, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.16 (subject to the requirements of Section 2.16) and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.03.

(c)        Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of and interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, the consent of the Administrative Agent and the Borrower to such assignment, if applicable, and any applicable Tax forms, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this Section 9.03(c).

(d)        Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided,  however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.15(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver decreasing any fees payable to such Participant hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such Participant has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such Participant has an interest, increasing or extending the Commitments in which such Participant has an interest or releasing all or substantially all of the value of the Guarantees or all or substantially all of the Collateral.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12(a) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.03; provided that such Participant agrees to be subject to the provisions of Sections 2.12(b) and 2.12(c) as if it were an assignee under paragraph (b) of this Section 9.03.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)        Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except (i) if the sale of the participation to such Participant is made with the Borrower’s prior written consent or (ii) to the extent that such entitlement to receive a greater payment results from a change in or in the interpretation of any law that occurs after the Participant acquired the participation.  A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(f) as though it were a Lender (it being understood and agreed that the documentation required under Section 2.16(f) shall be delivered to the participating Lender).

(f)        Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such

Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)        Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.03, disclose to the assignee or Participant or proposed assignee or Participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or Participant or proposed assignee or Participant shall execute an agreement whereby such assignee or Participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.13.

(h)        Notwithstanding anything to the contrary contained herein, and in accordance with 9.03(a), any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower or any other Loan Party under this Agreement, and no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.03, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(i)         The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.04      Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, its Affiliates and the Collateral Agent (including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent and its Affiliates, one primary counsel to the Collateral Agent, one local counsel in each relevant jurisdiction, one special counsel in each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Person subject to such conflict), in connection with the arranging of the Credit Facilities provided for by this Agreement, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent or any Lender (including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent and the Lenders, one primary counsel to the Collateral Agent, one local counsel in each relevant jurisdiction, one special counsel in each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Person subject to such conflict), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.04(a), or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)        Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one primary counsel to the Indemnitees, one local counsel in each relevant jurisdiction, one special counsel in each relevant specialty and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Person subject to such conflict), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) in the case of Indemnitees other than the Collateral Agent, result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)        Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), or the Collateral Agent.

(d)        Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) of this Section 9.04 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)        Payments.  All amounts due under this Section 9.04 shall be payable promptly after demand therefor.

(f)        Survival.  The provisions of, and each party’s obligations under, this Section 9.04 shall remain operative and in full force and effect regardless of the expiration or termination of this Agreement or the other Loan Documents, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender or the resignation or removal of the Administrative Agent or Collateral Agent.

SECTION 9.05     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.06     Governing Law; Jurisdiction; Etc.    (a)  Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York (without regard to principles of conflict of laws).

(b)        Jurisdiction.  The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)        Waiver of Venue.  The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.06.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.07      Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent, and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.07, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)        Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (with a fully executed copy delivered to the Administrative Agent); provided,  however, that no such agreement shall:

(i)         decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest or Yield Maintenance Amount on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest or Yield Maintenance Amount on any Loan, without the prior written consent of each Lender directly adversely affected thereby,

(ii)        increase or extend the Commitment or waive, decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender,

(iii)      without the prior written consent of each Lender, amend or modify the pro rata requirements of Section 2.13, the provisions of Section 9.03(i) or the provisions of this Section 9.07 or release all or substantially all of the value of the Guarantees or all or substantially all of the Collateral,

(iv)       modify the protections afforded to an SPV pursuant to the provisions of Section 9.03(h) without the written consent of such SPV,

(v)        reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender, or

(vi)       if any Lender shall hold 50% or more of the aggregate Total Credit Exposures of all Lenders, amend or modify Section 4.02 of the U.S. Security Agreement without the prior written consent of such Lender and one additional Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent.

(c)        The Administrative Agent and the Borrower may amend any Loan Document to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Lender; provided,  however, that no such amendment shall become effective until the fifth Business Day after it has been delivered to the Lenders or otherwise posted for their attention on the Platform, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.

SECTION 9.08     Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.08 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.  Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

SECTION 9.09      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN

DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.

SECTION 9.10     Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.11     Counterparts; Integration; Effectiveness; Electronic Execution.  (a)  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)        Electronic Execution of Assignments.  The words “execution”,  “signed”,  “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.12      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.13     Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority, any self-regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (e) subject to an agreement containing provisions substantially the same as those of this Section 9.13, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (f) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facilities provided for by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities provided for by this Agreement; (g) with the consent of the Borrower; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.13, or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 9.13, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary of the Borrower; provided that, in the case of information received from the Borrower or any Subsidiary of the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.14     USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower (or any of its officers and beneficial owners) and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation, and the Borrower agrees to provide such information from time to time to such Lender and the Administrative Agent, as applicable.  This notice is given in accordance with the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation and is effective for each Lender and the Administrative Agent.

SECTION 9.15      Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 9.15 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.16    Application of Proceeds.  Subject to the Collateral Agency Agreement, upon receipt from the Collateral Agent of the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, following the exercise of remedies provided for in Article VII (or after the Loans have automatically become due and payable as set forth in Article VII), the Administrative Agent shall apply such proceeds as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement or any other Loan Document, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document; and

SECOND, to the payment in full of all other Loan Document Obligations (the amounts so applied to be distributed among the Bank Secured Parties pro rata in accordance with the amounts of the Loan Document Obligations owed to them on the date of any such distribution).

The Administrative Agent shall apply any such proceeds, moneys or balances in accordance with this Agreement promptly after receipt thereof.

SECTION 9.17      Third Party Beneficiary.  The Collateral Agent shall be a third-party beneficiary of Article VIII and Sections 4.02, 5.12, 9.01, 9.04, 9.06, 9.09, 9.18, and shall have the right to enforce such Article VIII and Sections 4.02, 5.12, 9.01, 9.04, 9.06, 9.09, 9.18 directly to the extent the Collateral Agent may deem such enforcement necessary or advisable to protect the Collateral Agent’s rights.

SECTION 9.18     Release of Collateral and Guarantees.  (a)  All security interests and Liens granted or created under the Collateral Documents shall automatically terminate when all the Loan Document Obligations (other than contingent amounts not yet due)

have been paid in full and the Lenders have no further commitment to lend under this Agreement.

(b)        A Subsidiary Guarantor shall automatically be released from its obligations under the Collateral Documents and all security interests and Liens granted or created thereunder in the Collateral and guarantee obligations of such Subsidiary Guarantor shall be automatically released and/or terminated upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary of the Borrower or, upon the Borrower’s written request, becomes an Unrestricted Subsidiary.

(c)        Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement to any Person that is not another Loan Party, or, upon the effectiveness of any written consent required for the release of the security interest or Lien granted under the Collateral Documents in any Collateral pursuant to Section 9.07 (or, if later, the date such release is permitted to occur pursuant to such consent), the security interests and Liens in such Collateral shall be automatically released.

(d)        In connection with any termination or release pursuant to paragraph (a) or (b) above or with respect to the sale or transfer of any asset constituting Collateral, if such Collateral is sold or otherwise disposed of to the Borrower or a Guarantor in a transaction permitted by the terms of this Agreement; provided that such Collateral shall be pledged as Collateral under the Collateral Documents contemporaneously with such partial release of Liens and sale or disposition to the Borrower or a Guarantor, in accordance with the requirements of this Agreement and the Collateral Documents, upon receipt of a certificate of a Responsible Officer, the Collateral Agent shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all Uniform Commercial Code termination statements and other documents that such Loan Party shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 9.18 shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party.  Without limiting the provisions of Section 9.04, the Borrower shall reimburse the Collateral Agent upon demand for all reasonable and documented costs and out-of-pocket expenses, including the reasonable and documented fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 9.18.

SECTION 9.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.20      Recognition of the U.S. Special Resolution Regimes.  In the event that any Lender that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Lender of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.  In the event that any Lender that is a Covered Entity or a BHC Act Affiliate of such Lender becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Lender are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	PACIFIC DRILLING S.A.,
by
/s/ James Harris
Name: James Harris
Title: Chief Financial Officer

[Signature Page to Revolving Credit Agreement]

ADMINISTRATIVE AGENT:	ANGELO, GORDON ENERGY SERVICER, LLC, as Administrative Agent,

by

/s/ Todd Dittmann
Name: Todd Dittmann
Title: Authorized Person

[Signature Page to Revolving Credit Agreement]

LENDER:	AG ENERGY FUNDING, LLC, as the sole Lender

by

/s/ Todd Dittmann
Todd Dittmann
Authorized Person

[Signature Page to Revolving Credit Agreement]

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the facility identified below (including letters of credit) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________________
2.	Assignee:	______________________________ [and is an [Affiliate][Approved Fund]][1]
3.	Borrower:	Pacific Drilling S.A.
4.	Administrative Agent:	Angelo, Gordon Energy Servicer, LLC, as Administrative Agent under the Credit Agreement
5.	Credit Agreement

The $50,000,000 Revolving Credit Agreement dated as of February 7, 2020 among Pacific Drilling S.A., the Lenders from time to time party thereto and Angelo, Gordon Energy Servicer, LLC, as Administrative Agent.

1       Select as applicable.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans of Assignor Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

2       Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Signature Page to Assignment and Assumption Agreement]

[Consented to:[3]
ANGELO, GORDON ENERGY SERVICER, LLC, as Administrative Agent

By:
Title:

[Consented to:[4]
PACIFIC DRILLING S.A.

By:
Title:]

3         Administrative Agent’s consent required (i) if assigning less than $1,000,000 and such assignment is not pursuant to Section 9.03(b)(i)(A) or (ii) if assigning to a Person that is not a Lender.

4         Borrower’s consent required during the Effective Availability Period if no Event of Default has occurred and is continuing, and solely based on the ability of the assignee to meet its funding obligations.

[Signature Page to Assignment and Assumption Agreement]

ANNEX 1

PACIFIC DRILLING S.A.

$50,000,000 REVOLVING CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.         Representations and Warranties.

1.1       Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2       Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type and (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS).

EXHIBIT B

[FORM OF]

BORROWING REQUEST

___________, 202[__]

Angelo, Gordon Energy Servicer, LLC,

as Administrative Agent

245 Park Avenue

New York, New York 10167

Attention: Robert Barrett, Paul Gottheim, Scott McMurtry and Frank Dale

Ladies and Gentlemen:

The undersigned, Pacific Drilling S.A. (the “Borrower”), refers to the Revolving Credit Agreement dated as of February 7, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among the Borrower, the Lenders from time to time party thereto and Angelo, Gordon Energy Servicer, LLC, as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the information relating to such Borrowing as required by Section 2.03 of the Credit Agreement:

(i)         The date of the requested Borrowing is __________, ____.

(ii)        The aggregate amount of the requested Borrowing is $____________.

(iii)      The account to which funds are to be disbursed is:

[Name of Bank]

[City of Bank]

Beneficiary:        [•]

Account No.:      [number]

ABA No.:           [number]

Attention:           [name]

The Borrower hereby represents and warrants that (a) the representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of the Borrowing requested hereby with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, (b) at the time of and immediately after the Borrowing, no Default or Event of Default shall have occurred and be continuing, and (c) on a pro forma basis giving effect to such Credit Event, the Borrower’s ratio of (i) the sum of (A) Eligible Accounts Receivable as of such date and (B) Unrestricted Cash as of such date to (ii) the Total Commitments as of such date is not less than 1.3 to 1.0.

PACIFIC DRILLING S.A.

by
Name:
Title:

[Signature Page to Borrowing Request]

EXHIBIT C

[FORM OF]

GUARANTEE AGREEMENT5

[See attached]

5       NTD: To attach agreed form.

EXHIBIT D

[FORM OF]

PROMISSORY NOTE

$[ ]	[ ], 202[__]

FOR VALUE RECEIVED, Pacific Drilling, S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg (the “Borrower”) hereby promises to pay to [      ] or its registered assigns (the “Lender”), at the principal office of Angelo, Gordon Energy Servicer, LLC, as administrative agent (the “Administrative Agent”) for the Lenders designated in Schedule 2.01 of the Credit Agreement, as hereinafter defined, the principal sum of [  ] Dollars ($[      ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of February 7, 2020 among the Borrower, the Administrative Agent and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”).  Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents.  The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

PACIFIC DRILLING S.A.

By:
Name:
Title:

EXHIBIT E

[FORM OF]

PACIFIC DRILLING S.A.

CERTIFICATE OF UNRESTRICTED CASH

[•], 20[•]

This Certificate is delivered pursuant to Section 4.02(o) of that certain Revolving Credit Agreement dated as of February 7, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among Pacific Drilling S.A. (the “Borrower”), the Lenders from time to time party thereto and Angelo, Gordon Energy Servicer, LLC, as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein that are not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

I, [•], the [•]6 of the Borrower, do hereby certify, solely in my capacity as the [•] and not individually, as follows:

1.   I am a duly qualified and acting Financial Officer of the Borrower, and, as such, I am familiar with the Borrower’s accounting and records systems, and I am qualified to certify the information contained herein.

2.   As of [•], 20[•]7, the Borrower and its Restricted Subsidiaries, on a consolidated basis, had Unrestricted Cash in the amount of $[•].

This Certificate is being delivered to Angelo, Gordon Energy Servicer, LLC, in its capacity as Administrative Agent under the Credit Agreement, and is not to be used, circulated, quoted, or otherwise referred to without the Borrower’s prior written consent.

[Signature Page Follows]

6       Certificate to be delivered by the chief executive officer, chief financial officer, chief accounting officer or treasurer of the Borrower.

7       Unrestricted Cash to be provided after giving effect to the Transactions.

IN WITNESS THEREOF, I have duly executed this Certificate as of the date first written above.

By:
Name:
Title:

[Signature Page to Certificate of Unrestricted Cash]

SCHEDULE 1.01

Subsidiary Guarantors

1.   Pacific Drilling Operations Limited

2.   Pacific Drilling V Limited

3.   Pacific Drilling VII Limited

4.   Pacific Drillship Nigeria Limited

5.   Pacific Sharav Korlátolt Felelösségũ Társaság

6.   Pacific Bora Ltd.

7.   Pacific Mistral Ltd.

8.   Pacific Scirocco Ltd.

9.   Pacific Drilling Limited

10. Pacific Drilling, Inc.

11. Pacific Drilling Operations, Inc.

12. Pacific Drilling, LLC

13. Pacific Drilling Finance S.à r.l.

14. Pacific Drillship S.à r.l.

15. Pacific Santa Ana Limited

16. Pacific Sharav S.à r.l.

17. Pacific Drilling (Gibraltar) Limited

18. Pacific Drillship (Gibraltar) Limited

19. Pacific Drilling Holding (Gibraltar) Limited

20. Pacific Santa Ana (Gibraltar) Limited

SCHEDULE 1.01(L)

Liens Existing on the Closing Date

[None.]

SCHEDULE 2.01

Lenders and Commitments

Lender	Revolving Commitment
AG Energy Funding, LLC	$50,000,000.00
Total	$50,000,000.00

SCHEDULE 3.08(a)

Subsidiaries

Subsidiary	Jurisdiction of Subsidiary	Registered Owner	Percentage of Equity Interests
Pacific Drilling Operations Limited	British Virgin Islands	Pacific Drilling Limited	100%
Pacific Drilling V Limited	British Virgin Islands	Pacific Drillship (Gibraltar) Limited	100%
Pacific Drilling VII Limited	British Virgin Islands	Pacific Drilling (Gibraltar) Limited	100%
Pacific Drillship Nigeria Limited	British Virgin Islands	Pacific Drilling Limited Pacific International Drilling West Africa Limited	0.1% 99.9%
Pacific Sharav Korlátolt Felelősségű Társaság	Hungary	Pacific Drilling (Gibraltar) Limited	100%
Pacific Bora Ltd.	Liberia	Pacific Drilling Limited Pacific Drillship Nigeria Limited	49.9% 50.1%
Pacific Mistral Ltd.	Liberia	Pacific Drilling Limited	100%
Pacific Scirocco Ltd.	Liberia	Pacific Drilling Limited Pacific Drillship Nigeria Limited	49.9% 50.1%
Pacific Drilling Limited	Liberia	Pacific Drilling (Gibraltar) Limited	100%
Pacific Drilling, Inc.	Delaware	Pacific Drilling Manpower S.à r.l.	100%
Pacific Drilling Operations, Inc.	Delaware	Pacific Sharav S.à r.l.	100%
Pacific Drilling, LLC	New York	Pacific Drilling Operations Limited	100%

Subsidiary	Jurisdiction of Subsidiary	Registered Owner	Percentage of Equity Interests
Pacific Drilling Finance S.à r.l.	Luxembourg	Pacific Drilling (Gibraltar) Limited	100%
Pacific Drillship S.à r.l.	Luxembourg	Pacific Drilling (Gibraltar) Limited	100%
Pacific Santa Ana Limited	British Virgin Islands	Pacific Santa Ana (Gibraltar) Limited	100%
Pacific Sharav S.à r.l.	Luxembourg	Pacific Drilling (Gibraltar) Limited	100%
Pacific Drilling (Gibraltar) Limited	Gibraltar	Pacific Drilling Holding (Gibraltar) Limited	100%
Pacific Drillship (Gibraltar) Limited	Gibraltar	Pacific Drilling Holding (Gibraltar) Limited	100%
Pacific Drilling Holding (Gibraltar) Limited	Gibraltar	Pacific Drilling S.A.	100%
Pacific Santa Ana (Gibraltar) Limited	Gibraltar	Pacific Drilling Limited	100%
Pacific International Drilling West Africa Limited	Nigeria	Pacific Drilling Operations Limited	49%
Pacific Drilling Manpower S.à r.l.	Luxembourg	Pacific Drilling Holding (Gibraltar) Limited	100%
Pacific Drilling South America 1 Limited	British Virgin Islands	Pacific Drilling Operations Limited	100%
Pacific Drilling South America 2 Limited	British Virgin Islands	Pacific Drilling Operations Limited	100%
Pacific Drilling N.V.	Netherland Antilles - Curacao	Pacific Drilling Operations Limited	100%
Pacific Drilling Netherlands Cooperatif	Netherlands	Pacific Drilling N.V. Pacific Drilling Operations Limited	99% 1%

Subsidiary	Jurisdiction of Subsidiary	Registered Owner	Percentage of Equity Interests
Pacific Deepwater Construction Limited	British Virgin Islands	Pacific Drilling Operations Limited	100%
Pacific Drilling Services Pte. Ltd.	Singapore	Pacific Drilling Operations Limited	100%
Pacific Drilling International, LLC	Delaware	Pacific Drilling Operations Limited	100%
Pacific Drilling International Ltd.	British Virgin Islands	Pacific Drilling International LLC	100%
Pacific Drilling Manpower Ltd.	British Virgin Islands	Pacific Drilling Operations Limited	100%
Pacific Drilling Services, Inc.	Delaware	Pacific Drilling, LLC	100%
Pacific Drilling Administrator Limited	British Virgin Islands	Pacific Drilling (Gibraltar) Limited	100%
Pacific Drilling Manpower, Inc.	Delaware	Pacific Drilling Holding (Gibraltar) Limited	100%
Pacific Drilling VIII Limited	British Virgin Islands	Pacific Drilling Holding (Gibraltar) Ltd.	100%
Pacific Drilling Ghana Limited	Ghana	Pacific Drilling Operations Limited	100%
Pacific Menergy Ghana Limited	Ghana	Pacific Drilling Ghana Limited	90%

SCHEDULE 3.08(b)

Unrestricted Subsidiaries

None.

SCHEDULE 3.09

Litigation

None.

SCHEDULE 3.17

Environmental Matters

None.

SCHEDULE 3.18

Insurance

See attached.

SCHEDULE 3.19(a)

UCC Filing Offices

Collateral Grantor	Jurisdiction	UCC Filing Office/Local Filing Office
Pacific Drilling S.A.	Luxembourg	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Drilling Operations Limited	British Virgin Islands	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Drilling V Limited	British Virgin Islands	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Drilling VII Limited	British Virgin Islands	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Drilling VIII Limited	British Virgin Islands	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Drillship Nigeria Limited	British Virgin Islands	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Sharav Korlátolt Felelősségű Társaság	Hungary	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Bora Ltd.	Liberia	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Mistral Ltd.	Liberia	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Scirocco Ltd.	Liberia	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Drilling Limited	Liberia	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Drilling, Inc.	Delaware	Secretary of State, Delaware
Pacific Drilling Services, Inc.	Delaware	Secretary of State, Delaware
Pacific Drilling Operations, Inc.	Delaware	Secretary of State, Delaware
Pacific Drilling, LLC	New York	Department of State, New York
Pacific Drilling Finance S.à r.l.	Luxembourg	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Drillship S.à r.l.	Luxembourg	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Santa Ana Limited	British Virgin Islands	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Sharav S.à r.l.	Luxembourg	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Drilling (Gibraltar) Limited	Gibraltar	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Drillship (Gibraltar) Limited	Gibraltar	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Drilling Holding (Gibraltar) Limited	Gibraltar	Recorder of Deeds, District of Columbia Secretary of State, Texas
Pacific Santa Ana (Gibraltar) Limited	Gibraltar	Recorder of Deeds, District of Columbia Secretary of State, Texas

SCHEDULE 3.20(a)

Owned Real Property

None.

SCHEDULE 3.20(b)

Leased Real Property

Lessee	Leased Location
Pacific Drilling S.A.	8-10 Avenue de la Gare, L1610 Luxembourg
Pacific Drilling S.A.	11700 Katy Fwy, #175, Houston, TX 77079
Pacific International Drilling West Africa Limited	7th floors, Mulliner Towers, 39 Alfred Rewane Road, Lagos, Nigeria
Pacific Drilling S.A.	Reef Tower, Reef Tower Unit R29-12-13, JLT, Dubai, UAE

SCHEDULE 3.20(c)

Collateral Vessels

Name of Collateral Vessel	Description	Operating Status / Country in Which Collateral Vessel is Chartered
Pacific Bora	Liberian flag 6th generation drillship owned by Pacific Bora Ltd.; Official Number 14745	Mobilizing to Oman.
Pacific Khamsin	Liberian flag 7th generation drillship owned by Pacific Drilling V Limited, Official Number 15856	In service in the U.S. Gulf of Mexico.
Pacific Meltem	Liberian flag 7th generation drillship owned by Pacific Drilling VII Limited; Official Number 16410	Currently idle in Las Palmas.
Pacific Mistral	Liberian flag 6th generation drillship owned by Pacific Mistral Ltd.; Official Number 14747	Currently idle in Las Palmas.
Pacific Santa Ana	Liberian flag 6th generation drillship owned by Pacific Santa Ana Limited; Official Number 14748	In service off the coast of Mauritania.
Pacific Sharav	Liberian flag 7th generation drillship owned by Pacific Drilling S.A; Official Number 16002	In service in the U.S. Gulf of Mexico.
Pacific Scirocco	Liberian flag 6th generation drillship owned by Pacific Scirocco Ltd.; Official Number 14746	Currently idle in Las Palmas.

SCHEDULE 3.23

IP Rights

None.

SCHEDULE 4.02(a)

Local Counsel

1.   Appleby

2.   Adepetun Caxton-Martins Agbor & Segun

3.   Hassans International Law Firm

4.   Forgó, Damjanovic & Partners Law Firm

5.   Seward & Kissel LLP

6.   Wildgen S.A.